UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934

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Wyndham Worldwide Corporation
(Name of Registrant as Specified In Its Charter)

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NOTICE OF 2010 ANNUAL MEETING
OF SHAREHOLDERS AND
PROXY STATEMENT

Wyndham Worldwide Corporation
22 Sylvan Way
Parsippany, New Jersey 07054

April 1, 2010

Dear Shareholder of Wyndham Worldwide Corporation,

You are cordially invited to attend the 2010 Annual Meeting of Shareholders to be held on Thursday, May 13, 2010.

The meeting will start at 2:00 p.m. local time at the Birchwood Manor, 111 North Jefferson Road, Whippany, New Jersey 07981.

I appreciate your continued support of Wyndham Worldwide Corporation and look forward to seeing you on May 13, 2010.

Very truly yours,

Stephen P. Holmes
Chairman and Chief Executive Officer

WYNDHAM WORLDWIDE CORPORATION

NOTICE OF 2010 ANNUAL MEETING OF SHAREHOLDERS

April 1, 2010

Date:	Thursday, May 13, 2010
Time:	2:00 p.m. local time
Place:	Birchwood Manor 111 North Jefferson Road Whippany, New Jersey 07981

Purposes of the meeting:

•	to elect two directors for a three-year term;

•	to vote on a proposal to ratify the appointment of Deloitte & Touche LLP to serve as our independent registered public accounting firm for fiscal year 2010;

•	to vote on a proposal to approve the amendment of the Wyndham Worldwide Corporation 2006 Equity and Incentive Plan (amended and restated as of May 12, 2009); and

•	to transact any other business that may be properly brought before the meeting or any adjournment or postponement of the meeting.

The matters specified for voting above are more fully described in the attached proxy statement. Only our shareholders of record at the close of business on March 17, 2010 will be entitled to notice of and to vote at the meeting and any adjournments.

Who may attend the meeting:

Only shareholders, persons holding proxies from shareholders, invited representatives of the media and financial community and other guests of Wyndham Worldwide Corporation may attend the meeting.

What to bring:

If you received (or requested and received) a printed copy of the proxy materials, you should bring the enclosed Admission Ticket to gain admission to the meeting. If you received a Notice of Internet Availability of Proxy Materials (Notice) or voting instructions and will not be requesting a printed copy of the proxy materials, please bring the Notice or voting instructions with you as your Admission Ticket. You must bring with you a picture identification such as a valid driver’s license or passport for purposes of personal identification.

If your shares are held in the name of a broker, trust, bank or other nominee, you will also need to bring a proxy, letter or recent account statement from that broker, trust, bank or nominee that confirms that you are the beneficial owner of those shares.

Record Date:

March 17, 2010 is the record date for the meeting. This means that owners of Wyndham Worldwide common stock at the close of business on that date are entitled to:

•	receive notice of the meeting; and

•	vote at the meeting and any adjournments or postponements of the meeting.

Information About the Notice of Internet Availability of Proxy Materials:

Instead of mailing a printed copy of our proxy materials, including our Annual Report, to all of our shareholders, we provide access to these materials in a fast and efficient manner via the Internet. This reduces the amount of paper necessary to produce these materials, as well as the costs associated with mailing these materials to all shareholders. Accordingly, on or about April 8, 2010, we will begin mailing a Notice to all shareholders owning less than 1,000 shares as of March 17, 2010, and will post our proxy materials on the website referenced in the Notice. As more fully described in the Notice, shareholders may choose to access our proxy materials on the website referred to in the Notice or may request to receive a printed set of our proxy materials. In addition, the Notice and website provide information regarding how you may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis.

Householding Information:

We have adopted a procedure approved by the Securities and Exchange Commission called “householding.” Under this procedure, shareholders of record who have the same address and last name and have not previously requested electronic delivery of proxy materials will receive a single envelope containing the Notices for all shareholders having that address. The Notice for each shareholder will include that shareholder’s unique control number needed to vote his or her shares. This procedure will reduce our printing costs and postage fees.

If, in the future, you do not wish to participate in householding and prefer to receive your Notice in a separate envelope, please contact Broadridge Financial Solutions, by calling their toll-free number at (800) 542-1061 or through Broadridge Financial Solutions, Attn.: Householding Department, 51 Mercedes Way, Edgewood, New York 11717.

For those shareholders who have the same address and last name and who request to receive a printed copy of the proxy materials by mail, we will send only one copy of such materials to each address unless one or more of those shareholders notifies us, in the same manner described above, that they wish to receive a printed copy for each shareholder at that address.

Beneficial shareholders may request information about householding from their banks, brokers or other holders of record.

Proxy Voting:

Your vote is important. Please vote your proxy promptly so your shares can be represented, even if you plan to attend the annual meeting. You can vote by Internet, by telephone, by requesting a printed copy of the proxy materials and using the enclosed proxy card or in person at the annual meeting.

Our proxy tabulator, Broadridge Financial Solutions, must receive any proxy that will not be delivered in person to the annual meeting by 11:59 p.m., Eastern Daylight Time on Wednesday, May 12, 2010.
By order of the Board of Directors,

Scott G. McLester
Corporate Secretary

i

WYNDHAM WORLDWIDE CORPORATION

PROXY STATEMENT

The enclosed proxy materials are provided to you at the request of the Board of Directors of Wyndham Worldwide Corporation (Board) to encourage you to vote your shares at our 2010 annual meeting of shareholders. This proxy statement contains information on matters that will be presented at the meeting and is provided to assist you in voting your shares. References in this proxy statement to “we,” “us,” “our,” and “Wyndham Worldwide” refer to Wyndham Worldwide Corporation and our consolidated subsidiaries.

Our Board made these materials available to you over the Internet or, upon your request, mailed you printed versions of these materials in connection with our 2010 annual meeting. We will mail a Notice of Internet Availability of Proxy Materials (Notice) to our shareholders beginning on or about April 8, 2010 and will post our proxy materials on our website referenced in the Notice on that same date. We are, on behalf of our Board, soliciting your proxy to vote your shares at our 2010 annual meeting of shareholders. We solicit proxies to give all shareholders of record an opportunity to vote on matters that will be presented at the annual meeting.

FREQUENTLY ASKED QUESTIONS

When and where will the annual meeting be held?

The annual meeting will be held on Thursday, May 13, 2010 at 2:00 p.m. local time at the Birchwood Manor, 111 North Jefferson Road, Whippany, New Jersey 07981.

What am I being asked to vote on at the meeting?

You are being asked to vote on the following:

•	the election of two directors for a three-year term; nominations for director must comply with our by-laws including the applicable notice requirements;

•	the ratification of the appointment of Deloitte & Touche LLP to serve as our independent registered public accounting firm for fiscal year 2010;

•	to approve the amendment of the Wyndham Worldwide Corporation 2006 Equity and Incentive Plan (amended and restated as of May 12, 2009); and

•	to transact any other business that may be properly brought before the meeting or any adjournment or postponement of the meeting.

We are not aware of any other matters that will be brought before the shareholders for a vote at the annual meeting. If any other matters are properly presented for a vote, the individuals named as proxies will have discretionary authority, to the extent permitted by law, to vote on such matters according to their best judgment.

Who may vote and how many votes does a shareholder have?

All holders of record of our common stock as of the close of business on March 17, 2010 (record date) are entitled to vote at the meeting. Each shareholder will have one vote for each share of our common stock held as of the close of business on the record date. As of the record date, 180,190,792 shares of our common stock were outstanding. There is no cumulative voting and the holders of our common stock vote together as a single class.

How many votes must be present to hold the meeting?

The holders of a majority of the outstanding shares of our common stock entitled to vote at the meeting, or 90,095,397 shares (also known as a “quorum”), must be present, in person or by proxy, at the meeting in order to constitute a quorum necessary to conduct the meeting. Abstentions and broker non-votes will be counted for the purposes of establishing a quorum at the meeting.

A “broker non-vote” occurs when a broker or other nominee submits a proxy that states that the broker does not vote for some or all of the proposals because the broker has not received instructions from the beneficial owner on how to vote on the proposals and does not have discretionary authority to vote in the absence of instructions.

We urge you to vote by proxy even if you plan to attend the meeting so that we will know as soon as possible that a quorum has been achieved.

How do I vote?

Even if you plan to attend the meeting you are encouraged to vote by proxy.

If you are a shareholder of record, also known as a registered shareholder, you may vote by proxy in one of the following ways:

•	by telephone by calling the toll-free number (800) 690-6903 (have your Notice or proxy card in hand when you call);

•	by Internet at http://www.proxyvote.com (have your Notice or proxy card in hand when you access the website);

•	if you received (or requested and received) a printed copy of the annual meeting materials, by returning the enclosed proxy card (signed and dated) in the envelope provided; or

•	in person at the annual meeting (please see below under “How do I attend the meeting?”).

If your shares are registered in the name of a bank, broker or other nominee, follow the proxy instructions on the form you receive from the bank, broker or other nominee. You may also vote in person at the annual meeting (please see below under “How do I attend the meeting?”).

When you vote by proxy, your shares will be voted according to your instructions. If you sign your proxy card, vote by Internet or by telephone, but do not specify how you want your shares to be voted, they will be voted as the Board recommends.

What if I am a participant in the Wyndham Worldwide Corporation Employee Savings Plan?

For participants in the Wyndham Worldwide Corporation Employee Savings Plan, with shares of our common stock credited to their accounts, voting instructions for the trustees of the plan are also being solicited through this proxy statement. In accordance with the provisions of the plan, the trustee will vote shares of our common stock in accordance with instructions received from the participants to whose accounts the shares are credited. If you do not instruct the plan trustee on how to vote the shares of our common stock credited to your account, the trustee will vote those shares in proportion to the shares for which instructions are received.

How does the Board recommend that I vote?

The Board recommends the following votes:

•	FOR the election of each of the director nominees;

•	FOR the ratification of the appointment of Deloitte & Touche LLP to serve as our independent registered public accounting firm for fiscal year 2010; and

•	FOR the approval of the amendment of the Wyndham Worldwide Corporation 2006 Equity and Incentive Plan (amended and restated as of May 12, 2009).

How many votes are required to approve each proposal?

In the election of directors, the affirmative vote of a plurality of the votes present in person or by proxy and entitled to vote at the meeting is required. In other words, the director nominees receiving the greatest number of votes will be elected. Abstentions will have no effect on the outcome of the vote.

For all other proposals, the affirmative vote of the holders of a majority of the shares represented at the meeting in person or by proxy and entitled to vote on the proposal will be required for approval. An abstention will have the effect of a vote against any of these proposals.

If your shares are registered in the name of a bank, broker or other nominee and you do not give your broker or other nominee specific voting instructions for your shares, under rules of the New York Stock Exchange, your record holder has discretion to vote your shares on proposals relating to what are deemed to be “routine” matters, which include the ratification of auditors and do not have discretion to vote on proposals relating to what are deemed to be “non-routine” matters, which include the election of Director nominees and the amendment of our 2006 Equity and Incentive Plan (amended and restated as of May 12, 2009).

Effective January 1, 2010, your broker will no longer be permitted to vote on your behalf on the election of directors unless you provide specific instructions by completing and returning the voting instruction or proxy card or following the instructions provided to you to vote your shares by telephone or the Internet. For your vote to be counted, you now will need to communicate your voting decisions to your broker, bank or other financial institution before the date of the annual meeting.

How do I attend the meeting?

If you received (or requested and received) a printed copy of the proxy materials, you should bring the enclosed Admission Ticket to gain admission to the meeting. If you received a Notice or voting instructions and will not be requesting a printed copy of the proxy materials, please bring the Notice or voting instructions with you as your Admission Ticket. You must bring with you a picture identification such as a valid driver’s license or passport for purposes of personal identification.

If your shares are held in the name of a broker, trust, bank or other nominee, you will also need to bring a proxy, letter or recent account statement from that broker, trust, bank or nominee that confirms that you are the beneficial owner of those shares.

Can I change or revoke my vote?

You may change or revoke your proxy at any time prior to the voting at the meeting by submitting a later dated proxy, by entering new instructions by Internet or telephone, by giving timely written notice of such change or revocation to the Corporate Secretary or by attending the meeting and voting in person and requesting that your prior proxy not be used.

How are proxies solicited?

Georgeson Inc. has been retained to assist in soliciting proxies at a cost of $9,000 plus reasonable expenses. Proxies may also be solicited by our directors, officers and employees personally, by mail, telephone or other electronic means. We will pay all costs relating to the solicitation of proxies. We will also reimburse brokers, custodians, nominees and fiduciaries for reasonable expenses in forwarding proxy materials to beneficial owners of our common stock.

How do I make a shareholder proposal for the 2011 meeting?

Shareholders interested in presenting a proposal for inclusion in our proxy statement and proxy relating to our 2011 Annual Meeting of Shareholders may do so by following the procedures prescribed in Rule 14a-8 under the Securities Exchange Act of 1934, as amended, and our By-Laws. To be eligible for inclusion in next year’s proxy statement, shareholder proposals must be received by the Corporate Secretary at our principal executive offices no later than the close of business on December 4, 2010. In general, any shareholder proposal to be considered at next year’s annual meeting, but not included in the proxy statement, must be submitted in writing to and received by the Corporate Secretary at our principal executive offices not earlier than the close of business on January 13, 2011 and not later than the close of business on February 12, 2011. However, if the date of the 2011 Annual Meeting of Shareholders is not within 30 days before or after May 13, 2011, then a shareholder will be able to submit a proposal for consideration at the annual meeting not later than the 10th day following the day on which public disclosure of the date of the annual meeting was made or such notice of the date of such annual meeting was mailed, whichever occurs first. Any notification to bring any proposal before the 2010 Annual Meeting of Shareholders must comply with the requirements of our By-Laws. A shareholder may obtain a copy of our By-Laws on our website or by writing to our Corporate Secretary.

Our Corporate Governance Committee will take into consideration nominees for election to the Board submitted by shareholders in accordance with the criteria and procedures described in this proxy statement under Director Nomination Process. The Corporate Governance Committee will also consider shareholder recommendations for candidates to the Board sent to the Committee c/o the Corporate Secretary. In order to submit a nomination or a recommendation, a shareholder must comply with provisions of applicable law and our By-Laws.

GOVERNANCE OF THE COMPANY

Strong corporate governance is an integral part of our core values. Our Board is committed to having sound corporate governance principles and practices. Please visit our website at www.WyndhamWorldwide.com under the Investor Relations/Corporate Governance page for the Board’s Corporate Governance Guidelines and Director Independence Criteria, the Board-approved charters for the Audit, Compensation and Corporate Governance Committees and related information. These guidelines and charters may be obtained by writing to our Corporate Secretary at Wyndham Worldwide Corporation, 22 Sylvan Way, Parsippany, New Jersey 07054.

Corporate Governance Guidelines

Our Board has adopted Corporate Governance Guidelines that, along with the charters of the Board Committees, Director Independence Criteria and Code of Business Conduct and Ethics for Directors, provide the framework for our governance. The governance rules for companies listed on the New York Stock Exchange and those contained in the Sarbanes-Oxley Act of 2002 and related regulations are reflected in the guidelines. The Board reviews these principles and other aspects of governance periodically. The Corporate Governance Guidelines are available on the Investor Relations/Corporate Governance page of our website at www.WyndhamWorldwide.com.

Director Independence Criteria

The Board adopted the Director Independence Criteria set out below for its evaluation of the materiality of director relationships with us. The Director Independence Criteria contain independence standards that exceed the independence standards specified in the listing standards of the New York Stock Exchange. The Director Independence Criteria are available on the Corporate Governance page of our website at www.WyndhamWorldwide.com.

A director who satisfies all of the following criteria shall be presumed to be independent under our Director Independence Criteria:

•	Wyndham Worldwide does not currently employ, and has not within the last three years employed, the Director or any of his or her immediate family members (except, in the case of immediate family members, in a non-executive officer capacity).

•	The Director is not currently, and has not within the last three years been, employed by Wyndham Worldwide present auditors, nor has any of his or her immediate family members been so employed (except in non-professional capacity not involving Wyndham Worldwide business).

•	Neither the Director, nor any of his or her immediate family members, is, or has been within the last three years, part of an “interlocking directorate” in which an executive officer of Wyndham Worldwide serves on the compensation (or equivalent) committee of another company that employs the Director or his or her immediate family member as an executive officer.

•	The Director is not a current employee, nor is an immediate family member a current executive officer, of a company that has made payments to, or received payments from, Wyndham Worldwide for property or services in an amount in any of the last three fiscal years, exceeding the greater of $750,000 or 1% of such other company’s consolidated gross revenues.

•	The Director currently does not have, or had within the past three years, a personal services contract with Wyndham Worldwide or its executive officers.

•	The Director has not received, and such Director’s immediate family member has not received, during any twelve-month period within the last three years, more than $100,000 in direct compensation from Wyndham Worldwide (other than Board fees).

•	The Director is not currently an officer or director of a foundation, university or other non-profit organization to which Wyndham Worldwide within the last three years gave directly or indirectly through the provision of services more than the greater of (i) 1% of the consolidated gross revenues of such organization during any single fiscal year or (ii) $100,000.

Guidelines for Determining Director Independence

Our Corporate Governance Guidelines and Director Independence Criteria provide for director independence standards that meet or exceed those of the New York Stock Exchange. These standards require the Board to affirmatively determine that each director has no material relationship with Wyndham Worldwide other than as a Director.

In accordance with these standards and criteria, the Board undertook its annual review of the independence of its Directors. During this review, the Board considered whether there are any relationships between each Director or any member of his or her immediate family and us and our subsidiaries and affiliates. The Board also considered whether there were any transactions or relationships between Directors or any member of their immediate family or any entity of which a Director or an immediate family member is an executive officer, general partner or significant equity holder and us. The purpose of this review was to determine whether any such relationships or transactions existed that were inconsistent with a determination that the Director is independent.

As a result of this review, the Board affirmatively determined that the following Directors are independent of us and our management as required by the New York Stock Exchange listing standards and the Director Independence Criteria: Myra J. Biblowit, James E. Buckman, George Herrera, The Right Honourable Brian Mulroney, Pauline D.E. Richards and Michael H. Wargotz. All members of the Audit, Compensation and Corporate Governance Committees are independent Directors as required by the New York Stock Exchange listing standards, Securities and Exchange Commission (SEC) rules as applicable and the Director Independence Criteria.

The Board follows a number of procedures to review, and if necessary and appropriate, ratify related party transactions. We maintain a written policy governing related party transactions that requires Board approval of related party transactions exceeding $10,000. Each Board member answers a questionnaire designed to disclose conflicts and related party transactions. We also review our internal records for related party transactions. Based on a review of these standards and materials, none of the Directors determined by the Board to be independent had or has any relationship with us other than as a Director. Accordingly, the Board did not need to consider any Director relationship with us to make its determination of Director independence.

Committees of the Board

The following describes our Board Committees and related matters. The composition of the Committees is provided immediately after.

Audit Committee

Responsibilities include:

•	Appoints our independent registered public accounting firm, subject to shareholder ratification, to perform an integrated audit of our consolidated financial statements and internal control over financial reporting.

•	Pre-approves all services performed by our independent registered public accounting firm.

•	Provides oversight on the external reporting process and the adequacy of our internal controls.

•	Reviews the scope, planning, staffing and budgets of the audit activities of the independent registered public accounting firm and our internal auditors and evaluates audit efforts of both, including reviews of reports.

•	Reviews services provided by our independent registered public accounting firm and other disclosed relationships as they bear on the independence of our independent registered public accounting firm and establishes clear hiring policies with respect to employees or former employees of the independent auditor.

•	Reviews the Code of Business Conduct and Ethics and related compliance activities.

•	Establishes procedures for the receipt, retention and resolution of complaints regarding accounting, internal controls or auditing matters.

All members of the Audit Committee are independent Directors under the Board’s Director Independence Criteria and applicable regulatory and listing standards. The Board in its business judgment has determined that each member of the Audit Committee is financially literate, knowledgeable and qualified to review financial statements in accordance with applicable listing standards. The Board has also determined that both Pauline D.E. Richards and Michael H. Wargotz are audit committee financial experts within the meaning of applicable SEC rules.

The Audit Committee Charter is available on the Investor Relations/Corporate Governance page of our website at www.WyndhamWorldwide.com.

Audit Committee Report

The Audit Committee of the Board of Directors assists the Board in fulfilling its oversight responsibilities for the external reporting process and the adequacy of Wyndham Worldwide’s internal controls. Specific responsibilities of the Audit Committee are set forth in the Audit Committee Charter adopted by the Board on July 13, 2006. The Charter is available on the Investor Relations/Corporate Governance page of our website at www.WyndhamWorldwide.com.

The Audit Committee is comprised of three Directors, all of whom meet the standards of independence adopted by the New York Stock Exchange and the SEC. Subject to shareholder ratification, the Audit Committee appoints Wyndham Worldwide’s independent registered public accounting firm. The Audit Committee approves in advance all services to be performed by Wyndham Worldwide’s independent registered public accounting firm in accordance with SEC rules, subject to the de minimis exceptions for non-audit services.

Management is responsible for Wyndham Worldwide’s financial reporting process, including our system of internal controls, and for the preparation of consolidated financial statements in compliance with generally accepted accounting principles, applicable laws and regulations. In addition, management is responsible for establishing, maintaining and for assessing the effectiveness of Wyndham Worldwide’s internal controls over financial reporting. Deloitte & Touche LLP, Wyndham Worldwide’s independent registered public accounting firm, is responsible for expressing an opinion on Wyndham Worldwide’s consolidated financial statements and the effectiveness of Wyndham Worldwide’s internal control over financial reporting. The Audit Committee has reviewed and discussed Wyndham Worldwide’s 2009 Annual Report on Form 10-K, including the audited consolidated financial statements of Wyndham Worldwide for the year ended December 31, 2009, with management and with representatives of Deloitte & Touche LLP. It is not the Audit Committee’s duty or responsibility to conduct auditing or accounting reviews or procedures.

The Audit Committee has also discussed with Deloitte & Touche LLP matters required to be discussed by applicable standards and rules of the PCAOB and the SEC. The Audit Committee has also received from Deloitte & Touche LLP the written disclosures required by applicable standards and rules of the PCAOB and the SEC regarding Deloitte & Touche LLP’s communications with the Audit Committee concerning independence, and has discussed with Deloitte & Touche LLP the independence of Deloitte & Touche LLP.

The Audit Committee has also considered whether the limited non-audit services provided by Deloitte & Touche LLP to Wyndham Worldwide is compatible with Deloitte & Touche LLP maintaining its independence. The Audit Committee has satisfied itself as to the independence of Deloitte & Touche LLP.

Based on the Audit Committee’s review and discussions described above, the Audit Committee recommended to the Board of Directors, and the Board has approved, that the audited consolidated financial statements and management’s report on internal control over financial reporting be included in Wyndham Worldwide’s Annual Report on Form 10-K for the year ended December 31, 2009.

AUDIT COMMITTEE

Michael H. Wargotz (Chair)
George Herrera
Pauline D.E. Richards

Compensation Committee

Responsibilities include:

•	Establishes executive compensation policy consistent with corporate objectives and shareholder interests.

•	Reviews and approves elements of Chief Executive Officer (CEO) and other senior management compensation.

•	Approves grants of long-term incentive compensation under our compensation plans.

All members of the Compensation Committee are independent Directors under the Board’s Director Independence Criteria and applicable regulatory and listing standards.

The Compensation Committee Report is provided below under “Executive Compensation”. The Compensation Committee Charter is available on the Investor Relations/Corporate Governance page on our website at www.WyndhamWorldwide.com.

Corporate Governance Committee

Responsibilities include:

•	Recommends to the Board nominees for election to the Board.

•	Reviews principles, policies and procedures affecting Directors and the Board’s operation and effectiveness.

•	Oversees evaluation of the Board and its effectiveness.

•	Reviews and approves Director compensation.

All members of the Corporate Governance Committee are independent Directors under the Board’s Director Independence Criteria and applicable regulatory and listing standards.

The Corporate Governance Committee Charter is available on the Investor Relations/Corporate Governance page on our website at www.WyndhamWorldwide.com.

Executive Committee

The Executive Committee may exercise all of the authority of the Board when the Board is not in session, including the authorization of the issuance of stock, except that the Executive Committee does not have the authority to alter, amend or repeal the by-laws or any resolution of the Board, declare any dividend or make any other distribution to shareholders, appoint any member of the Executive Committee or take any other action which legally may be taken only by the full Board.

Committee Membership

The following chart provides the current committee membership and the number of meetings that each committee held since January 1, 2009.

	Audit	Compensation	Governance	Executive
Director	Committee	Committee	Committee	Committee
Myra J. Biblowit		M	M

James E. Buckman				M

George Herrera	M		C

Stephen P. Holmes				C

The Right Honourable Brian Mulroney		C	M

Pauline D.E. Richards	M	M

Michael H. Wargotz	C			M

Number of Meetings in 2009	15	12	5	2

M = Member
  C = Chair

Directors fulfill their responsibilities not only by attending Board and committee meetings but also through communication with the Chairman and CEO, Lead Director and other members of management relative to matters of mutual interest and concern to Wyndham Worldwide.

The Board held seven meetings during 2009. Each Director attended at least 75% of the meetings of the Board and the committees of the Board on which the Director served.

Board Leadership Structure

The Board believes that Wyndham Worldwide’s CEO is best situated to serve as Chairman because he is the Director most familiar with our business and industry, and most capable of effectively identifying strategic priorities and leading the discussion and execution of strategy. Independent Directors and management have different perspectives and roles in strategy development. Our independent Directors bring experience, oversight and expertise from outside the company and industry, while the CEO brings company-specific experience and expertise. The Board believes that the combined role of Chairman and CEO promotes strategy development and execution, and facilitates information flow between management and the Board, all of which are essential to effective governance.

One of the key responsibilities of the Board is to develop strategic direction and hold management accountable for the execution of strategy once it is developed. The Board believes the combined role of Chairman and CEO, together with an independent Lead Director having the duties described below, is in the best interest of stockholders because it provides the appropriate balance between strategy development and independent oversight of management.

Lead Director

James E. Buckman, an independent Director who serves as a member of the Executive Committee, was selected by the Board to serve as the Lead Director for all meetings of the non-management directors. The Lead Director has the responsibility of chairing executive sessions of the non-management Directors and providing feedback from such sessions to the Chairman; chairing meetings of the Board in the absence of the Chairman; and reviewing in advance, in consultation with the Chairman, the schedule and agenda for all Board meetings as well as materials distributed to the Directors in connection with such meetings.

Oversight of Risk Management

The Board has an active role, as a whole and also at the committee level, in overseeing management of our risks. The Board regularly reviews information regarding and risks associated with our credit, liquidity, operations and strategy. Our Compensation Committee is responsible for overseeing the management of risks relating to our executive compensation. The Audit Committee oversees management of financial reporting and compliance risks. The Corporate Governance Committee oversees the management of risks associated with the independence of the Board and potential conflicts of interest. While each committee is responsible for evaluating certain risks and overseeing the management of risks, the entire Board of Directors is regularly informed through committee reports about our risks.

Executive Sessions of Non-Management Directors

The Board meets regularly without any members of management present. The Lead Director chairs these sessions.

Communications with the Board and Directors

Shareholders and other parties interested in communicating directly with the Board, an individual non-management Director or the non-management Directors as a group may do so by writing our Corporate Secretary at Wyndham Worldwide Corporation, 22 Sylvan Way, Parsippany, New Jersey 07054. The Corporate Secretary will forward the correspondence only to the intended recipients. However, prior to forwarding any correspondence, the Corporate Secretary will review it and, in his discretion, not forward correspondence deemed to be of a commercial nature or otherwise not appropriate for review by the Directors.

Director Attendance at Annual Meeting of Shareholders

As provided in the Board’s Corporate Governance Guidelines, Directors are expected to attend our annual meeting of shareholders absent exceptional cause. A majority of our directors attended our 2009 annual meeting and are expected to attend the 2010 annual meeting.

Code of Business Conduct and Ethics

The Board has adopted a Code of Business Conduct and Ethics for Directors with ethics guidelines specifically applicable to Directors. In addition, we adopted Business Principles applicable to all our associates, including our CEO, CFO and Chief Accounting Officer. The Code of Business Conduct and Ethics for Directors and our Business Principles are available on the Investor Relations/Corporate Governance page of our website at www.WyndhamWorldwide.com. Copies of these documents may also be obtained free of charge by writing to our Corporate Secretary. We will disclose on our website any amendment to or waiver from a provision of our Business Principles that applies to our CEO, CFO or Chief Accounting Officer.

2010 Recognition For Ethics

Wyndham Worldwide has been listed in Ethisphere Institute’s 2010 List of the World’s Most Ethical Companies. The designation is awarded to companies that have demonstrated leading ethics and compliance programs compared to industry peers.

Director Nomination Process

Role of Corporate Governance Committee.  The Corporate Governance Committee considers the appropriate balance of experience, skills and characteristics required of the Board when considering potential candidates to serve on the Board. Nominees for Director are selected on the basis of their depth and breadth of experience, skills, wisdom, integrity, ability to make independent analytical inquiries, understanding of our business environment and willingness to devote adequate time to Board duties.

The Corporate Governance Committee also focuses on issues of diversity, such as diversity of gender, race and national origin, education, professional experience and differences in viewpoints and skills. The Corporate Governance Committee does not have a formal policy with respect to diversity; however, the Board and the Corporate Governance Committee believe that it is essential that the Board members represent diverse viewpoints. In considering candidates for the Board, the Corporate Governance Committee considers the entirety of each candidate’s credentials in the context of these standards. With respect to the nomination of continuing Directors for re-election, the individual’s contributions to the Board are also considered.

All our Directors bring to our Board a wealth of executive leadership experience derived from their service as senior executives of large organizations. Many of our Directors also bring extensive board experience. Certain individual qualifications, experience and skills of our Directors that led the Board to conclude that each nominee or Director should serve as our Director are described below under “Election of Directors”.

Identification and Evaluation Process.  The process for identifying and evaluating nominees to the Board is initiated by identifying a candidate who meets the criteria for selection as a nominee and has the specific qualities or skills being sought based on input from members of the Board and, if the Corporate Governance Committee deems appropriate, a third-party search firm. These candidates will be evaluated by the Corporate Governance Committee by reviewing the candidates’ biographical information and qualifications and checking the candidates’ references. Qualified nominees will be interviewed by at least one member of the Corporate Governance Committee. Using the input from the interview and other information obtained by the Corporate Governance Committee, the Corporate Governance Committee evaluates whether the prospective candidate is qualified to serve as a Director and whether the Corporate Governance Committee should recommend to the Board that the Board nominate the prospective candidate for election by the shareholders or to fill a vacancy on the Board.

Shareholder Nominations and By-Law Procedures.  The Corporate Governance Committee will consider written proposals from shareholders for nominees for Director. Nominations should be submitted to the Corporate Governance Committee, c/o the Corporate Secretary, and include at least the following: name of the shareholder and evidence of the person’s ownership of our common stock, number of shares owned and the length of time of ownership, name of the candidate, the candidate’s resume or a listing of his or her qualifications to be a Director and the person’s consent to be named as a Director if selected by the Corporate Governance Committee and nominated by the Board.

Our By-Laws establish procedures pursuant to which a shareholder may nominate a person for election to the Board. Our By-Laws are posted on our website under Investor Relations/Corporate Governance at www.WyndhamWorldwide.com. To nominate a person for election to the Board, a shareholder must set forth all information relating to the nominee that is required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors or is otherwise required in each case pursuant to Section 14 under the Securities Exchange Act of 1934, as amended (and the related rules and regulations). Such notice must also contain information specified in the By-Laws as to the director nominee, information about the shareholder making the nomination, including name and address, number of shares owned, and representations regarding the intention to make such a nomination and to solicit proxies in support of it. We may require any proposed nominee to furnish information concerning his or her eligibility to serve as an independent Director or that could be material to a reasonable shareholder’s understanding of the independence of the nominee.

To nominate a person for election to the Board at our annual meeting of shareholders, written notice of a shareholder nomination must be delivered to our Corporate Secretary not less than 90 nor more than 120 days prior to the anniversary date of the prior year’s annual meeting. However, if our annual meeting is advanced or delayed by more than 30 days from the anniversary date of the previous year’s meeting, a shareholder’s written notice will be timely if it is delivered by no later than the close of business on the 10th day following the day on which public disclosure of the date of the annual meeting is made or the notice of the date of the annual meeting was mailed, whichever occurs first. A shareholder may make nominations of persons for election to the Board at a special meeting if the shareholder delivers written notice to our Corporate Secretary not later than the close of business on the 10th day following the day on which public disclosure of the date such special meeting was made or notice of such special meeting was mailed, whichever occurs first. At a special meeting of shareholders, only such business may be conducted as shall have been brought before the meeting pursuant to our notice of meeting.

Evaluation of Shareholder Recommendations of Nominees.  The Corporate Governance Committee intends to use a substantially similar evaluation process as discussed above to evaluate nominees for Director recommended by shareholders.

Compensation of Directors

Non-management Directors receive compensation for Board service designed to compensate directors for their Board responsibilities and align their interests with the long-term interests of shareholders. A management Director receives no additional compensation for Board service.

The following table describes 2009 compensation for non-management Directors:

	Fees Paid	Stock	All Other
Name	in Cash	Awards	Compensation	Total
	($)	($)(a)(b)(c)	($)	($)
Myra J. Biblowit	81,258	81,227	9,316	171,801

James E. Buckman	79,021	78,975	10	158,006

George Herrera	85,018	84,979	10	170,007

The Right Honourable Brian Mulroney	85,019	84,979	8,913	178,911

Pauline D.E. Richards	83,773	83,714	3,030	170,517

Michael H. Wargotz	89,023	88,974	24	178,021

(a)	Represents the aggregate grant date fair value of stock and option awards computed in accordance with ASC 718.

(b)	Shares of our common stock issuable for deferred stock units at December 31, 2009 are as follows: Ms. Biblowit, 26,804; Mr. Buckman, 20,297; Mr. Herrera, 24,903; Mr. Mulroney, 47,445; Ms. Richards, 26,843; and Mr. Wargotz, 22,557.

(c)	Includes deferred stock units credited for dividends paid on deferred stock units outstanding on the record date for such dividends.

In June 2009, management engaged our Compensation Consultant, Hewitt Associates LLC, to review the compensation of our Board members against the compensation of the board members of the peer group companies described below under “Executive Compensation — Compensation Discussion and Analysis — Compensation Benchmarking”. Based on the review, management recommended to the Board that it adopt a $10,000 increase in the annual retainer for Board members and a $5,000 increase in the annual retainer for the chairs of the Audit, Compensation and Corporate Governance Committees. In November 2009, the Board considered and approved such recommendations. Based on the above, the following describes 2010 compensation for non-management Directors:

Annual Lead Director retainer	$185,000
Annual Director retainer	160,000
Audit Committee chair	25,000
Audit Committee member	10,000
Compensation Committee chair	20,000
Compensation Committee member	7,500
Corporate Governance Committee chair	15,000
Corporate Governance Committee member	5,000
Executive Committee member	8,000

The annual director retainer and committee chair and membership fees are paid on a quarterly basis 50% in cash and 50% in deferred stock units. The number of deferred stock units issued is based on our stock price on the quarterly determination date. Directors may elect to receive more than 50% of the retainer and fees in deferred stock units. Board members do not receive additional fees for meeting attendance.

We make available to each Director a term life insurance policy owned by us with a $1.1 million death benefit payable $1 million to us, which benefit we will donate to a charitable beneficiary of the director’s choice, and $100,000 paid directly to a personal beneficiary of the director’s choice. In the event we undergo a change-in-control or a Director retires, we will pay the premiums for the policies for one year from the date of the change-in-control or retirement as applicable. Directors are not required to use this benefit and not all Directors have opted to use the benefit.

We provide for a company match of a Director’s qualifying charitable contributions in an amount up to $10,000 per year.

We maintain a policy to make available to our Directors the right to use annually one week at a Wyndham Vacation Ownership timeshare facility.

Stock Ownership Guidelines

The Corporate Governance Guidelines require each non-management Director to own at least 1,000 shares of our common stock. Deferred stock units credited to a Director count towards satisfaction of the guidelines. As of December 31, 2009, all of our non-management Directors met or exceeded the ownership requirements.

Ownership of Our Common Stock

The following table describes the beneficial ownership of our common stock for the following persons as of December 31, 2009 (November 13, 2009 for Ms. Wilson): each executive officer named in the Summary Compensation Table below (who we refer to in this proxy statement as named executive officers), each Director, each person who to our knowledge beneficially owns in excess of 5% of our common stock, and all of our Directors and executive officers as a group. The percentage values are based on 178,748,535 shares of our common stock outstanding as of December 31, 2009. The principal address for each director, nominee and executive officer of Wyndham Worldwide is 22 Sylvan Way, Parsippany, New Jersey 07054.

Name	Number of Shares		% of Class
FMR, LLC	26,744,369	(a)	14.96%
Vanguard Windsor Funds — Vanguard Windsor II Fund	18,130,159	(b)	10.14%
Barrow, Hanley, Mewhinney & Strauss, Inc.	18,086,505	(c)	10.12%
BlackRock, Inc.	10,462,500	(d)	5.85%
The Vanguard Group, Inc.	9,518,500	(e)	5.33%
Geoffrey A. Ballotti	115,466	(f)(g)(h)	*
Myra J. Biblowit	49,736	(i)(j)	*
James E. Buckman	415,054	(i)(j)(k)	*
Thomas G. Conforti	--	(f)	*
Eric A. Danziger	92,693	(f)(g)(h)	*
Franz S. Hanning	441,983	(f)(g)(h)(i)	*
George Herrera	24,903	(j)	*
Stephen P. Holmes	1,610,559	(f)(g)(h)(i)(l)	*
The Right Honourable Brian Mulroney	59,953	(i)(j)	*
Pauline D.E. Richards	26,843	(j)	*
Michael H. Wargotz	23,279	(j)	*
Virginia M. Wilson	236,583	(g)(i)	*
All directors and executive officers as a group (16 persons)	3,379,194	(m)	1.87%

*	Amount represents less than 1% of outstanding common stock.

(a)	We have been informed by Amendment No. 1 to a report on Schedule 13G filed with the SEC on February 16, 2010 by FMR, LLC (FMR) that FMR beneficially owns 26,744,369 shares of our common stock with sole voting power over 5,754,727 shares, shared voting power over no shares, sole dispositive power over 26,744,369 shares and shared dispositive power over no shares. The principal business address for FMR is 82 Devonshire Street, Boston, Massachusetts 02109.

(b)	We have been informed by Amendment No. 4 to a report on Schedule 13G filed with the SEC on February 4, 2010 by Vanguard Windsor Funds — Vanguard Windsor II Fund (Vanguard) that Vanguard beneficially owns 18,130,159 shares of our common stock with sole voting power over 18,130,159 shares shared voting power over no shares, sole dispositive power over no shares and shared dispositive power over no shares. We have been informed that as of December 31, 2009, the 18,086,505 shares reported in the table above beneficially owned by Barrow, Hanley, Mewhinney & Strauss, Inc.

(Barrow) include 15,081,718 shares beneficially owned by Vanguard, for whom Barrow is an investment manager. The principal business address for Vanguard is 100 Vanguard Boulevard, Malvern, Pennsylvania 19355.

(c)	We have been informed by Amendment No. 1 to a report on Schedule 13G filed with the SEC on February 9, 2010 by Barrow that Barrow beneficially owns 18,086,505 shares of our common stock with sole voting power over 1,128,807 shares, shared voting power over 16,957,698 shares, sole dispositive power over 18,086,505 shares and shared dispositive power over no shares. We have been informed that as of December 31, 2009, the 18,086,505 shares reported in the table above beneficially owned by Barrow include 15,081,718 shares beneficially owned by Vanguard, for whom Barrow is an investment manager. The principal business address for Barrow is 2200 Ross Avenue, 31st Floor, Dallas, Texas 75201.

(d)	We have been informed by a report on Schedule 13G filed with the SEC on January 29, 2010 by BlackRock, Inc. and certain affiliates (BlackRock) that BlackRock beneficially owns 10,462,500 shares of our common stock with sole voting power over 10,462,500 shares, shared voting power over no shares, sole dispositive power over 10,462,500 shares and shared dispositive power over no shares. The principal business address for BlackRock is 40 East 52nd Street, New York, New York 10022.

(e)	We have been informed by a report on Schedule 13G filed with the SEC on February 8, 2010 by The Vanguard Group, Inc. (TVG) that TVG beneficially owns 9,518,500 shares of our common stock with sole voting power over 285,453 shares, shared voting power over no shares, sole dispositive power over 9,263,247 shares and shared dispositive power over 255,253 shares. The principal business address for TVG is 100 Vanguard Boulevard, Malvern, Pennsylvania 19355.

(f)	Excludes shares of our common stock issuable upon vesting of restricted stock units after 60 days from December 31, 2009 as follows: Mr. Ballotti, 208,687; Mr. Conforti, 98,554; Mr. Danziger, 249,870; Mr. Hanning, 239,193; and Mr. Holmes, 226,439.

(g)	Includes shares of our common stock which the named executive officers have the right to acquire through the exercise of stock-settled stock appreciation rights within 60 days of December 31, 2009 (November 13, 2009 for Ms. Wilson) as follows: Mr. Ballotti, 15,904; Mr. Danziger, 21,210; Mr. Hanning, 138,972; Mr. Holmes, 735,112; and Ms. Wilson, 118,841.

(h)	Excludes shares of our common stock which the named executive officers did not have the right to acquire through the exercise of stock-settled stock appreciation rights within 60 days of December 31, 2009 as follows: Mr. Ballotti, 47,713; Mr. Danziger, 63,631; Mr. Hanning, 67,083; and Mr. Holmes, 805,252.

(i)	Includes shares of our common stock which the directors and named executive officers have the right to acquire through the exercise of stock options within 60 days of December 31, 2009 (November 13, 2009 for Ms. Wilson) as follows: Ms. Biblowit, 22,932; Mr. Buckman, 376,077; Mr. Hanning, 72,806; Mr. Holmes, 350,014; Mr. Mulroney, 12,508; and Ms. Wilson, 9,808.

(j)	Includes shares of our common stock issuable for deferred stock units as of December 31, 2009 as follows: Ms. Biblowit, 26,804; Mr. Buckman, 20,297; Mr. Herrera, 24,903; Mr. Mulroney, 47,445; Ms. Richards, 26,843; and Mr. Wargotz, 22,557.

(k)	Includes 3,220 shares held in Mr. Buckman’s IRA account.

(l)	Includes 3,394 shares held by Mr. Holmes’ children and 22,000 shares held in charitable trust.

(m)	Includes or excludes, as the case may be, shares of common stock as indicated in the preceding footnotes.

Section 16(a) Beneficial Ownership Reporting Compliance

Our directors and executive officers are required to file with the SEC reports of ownership and changes in ownership of our common stock. All 2009 reports were filed on time.

ELECTION OF DIRECTORS

At the date of this proxy statement, the Board of Directors consists of seven members, six of whom are non-management Directors and independent Directors under applicable listing standards and our corporate governance documents. The Board is divided into three classes, each with three-year terms. The terms of the classes are staggered so that one-third of the Directors, or as near to one-third as possible, are elected at each annual meeting.

At this year’s meeting, two Directors are to be elected for three-year terms. The Corporate Governance Committee of the Board has nominated The Right Honourable Brian Mulroney and Michael H. Wargotz. Both are presently our Directors.

We do not know of any reason why any nominee would be unable to serve as a Director. If any nominee is unable to serve, the shares represented by all valid proxies will be voted for the election of such other person as the Board may nominate.

The two nominees and the other present Directors continuing in office after the meeting are listed below, with brief biographies.

Shareholder Voting for Election of Directors

Our Certificate of Incorporation and By-Laws provide for a plurality voting standard for the election of our Directors. Under a plurality voting standard, the nominee for each Director position with the most votes wins the election.

Under the Board’s Corporate Governance Guidelines, any nominee for Director in an uncontested election (such as this one, where the number of nominees does not exceed the number of Directors to be elected) who receives a greater number of votes withheld from his or her election than votes for such election shall promptly tender his or her resignation following certification of the shareholder vote. The Corporate Governance Committee will promptly consider the tendered resignation and will recommend to the Board whether to accept the tendered resignation or to take some other action, such as rejecting the tendered resignation and addressing the apparent underlying causes of the withheld votes. In making this recommendation, the Corporate Governance Committee will consider all factors deemed relevant by its members.

The Board will act on the Corporate Governance Committee’s recommendation no later than at its first regularly scheduled meeting following certification of the shareholder vote, but in any case, no later than 120 days following the certification of the shareholder vote. In considering the Corporate Governance Committee’s recommendation, the Board will consider the factors considered by the Corporate Governance Committee and such additional information and factors the Board believes to be relevant. We will promptly publicly disclose the Board’s decision and process in a periodic or current report filed with the SEC. Any Director who tenders his or her resignation under this process will not participate in the Corporate Governance Committee recommendation or Board consideration regarding whether or not to accept the tendered resignation. However, such Director shall remain active and engaged in all other Corporate Governance Committee and Board activities, deliberations and decisions during this Committee and Board process.

Nominees for Election to the Board for a
Three-Year Term Expiring at the 2013 Annual Meeting

The Right Honourable Brian Mulroney, 71, has served as a Director since our separation from Cendant in July 2006. Mr. Mulroney was a Cendant director from December 1997 until the completion of Cendant’s separation plan in August 2006. Mr. Mulroney was Prime Minister of Canada from 1984 to 1993 and is currently Senior Partner in the Montreal-based law firm, Ogilvy Renault. Mr. Mulroney is a director of the following public companies: Barrick Gold Corporation, Blackstone Group, L.P., Independent News and Media, PLC, Quebecor, Inc. (including its subsidiary Quebecor Media, Inc.). Mr. Mulroney was a director of HFS from April 1997 until December 1997. Mr. Mulroney served as a director of Hicks Acquisition Co. I, Inc. from September 2007 to September 2009 and Archer Daniels Midland Company Inc. from December 1993 to December 2009.

Mr. Mulroney served as the Prime Minister of Canada and is the Senior Partner of a renowned international law firm. He brings exceptional leadership, experience and expertise to the Board.

Michael H. Wargotz, 51, has served as a Director since our separation from Cendant in July 2006. Since September 2009, Mr. Wargotz has served as the Co-Chairman and a founding partner of Axcess Luxury and Lifestyle, a business development agency for aspirational and ultra luxury brands. From December 2006 to September 2009, Mr. Wargotz served as the Chief Financial Advisor of NetJets, Inc., a leading provider of private aviation services. From June 2004 until November 2006, he was a Vice President of NetJets. From January 1998 to December 1999, Mr. Wargotz served in various leadership positions with Cendant, including President and Chief Executive Officer of its Lifestyle Division, Executive Vice President and Chief Financial Officer of its Alliance Marketing Segment and Senior Vice President, Business Development. Mr. Wargotz was a Senior Vice President with HFS from July 1994 to December 1997. Mr. Wargotz has served as a director of Resources Connection, Inc. since January 2010.

Mr. Wargotz’s experience as a chief executive officer and chief financial officer of premier marketing and branding companies provides the Board with exceptional leadership and valuable expertise in areas critical to our business.

Directors Continuing in Office for a Term
Expiring at the 2011 Annual Meeting

James E. Buckman, 65, was a Director since May 2003 of the already-existing, wholly owned subsidiary of Cendant that held the assets and liabilities of Cendant’s hospitality services (including timeshare resorts) businesses before our separation from Cendant and has served as a Director of Wyndham Worldwide since our separation from Cendant in July 2006. Since May 1, 2007, Mr. Buckman has served as Vice Chairman of York Capital Management, a hedge fund management company headquartered in New York City. From January 2007 until May 2007, he served as a Senior Consultant to York Capital Management. Mr. Buckman was General Counsel and a director of Cendant from December 1997 until the completion of Cendant’s separation plan in August 2006. Mr. Buckman was a Vice Chairman of Cendant from November 1998 until the completion of Cendant’s separation plan in August 2006. Mr. Buckman was a Senior Executive Vice President of Cendant from December 1997 until November 1998. Mr. Buckman was Senior Executive Vice President, General Counsel and Assistant Secretary of HFS from May 1997 to December 1997, a director of HFS from June 1994 to December 1997 and Executive Vice President, General Counsel and Assistant Secretary of HFS from February 1992 to May 1997. Mr. Buckman served as a director of Nascent Wine Company, Inc. from August 2007 to May 2008.

Mr. Buckman’s extensive service as a Vice Chairman and General Counsel of Cendant and a Vice Chairman of a leading hedge fund manager brings to the Board exceptional leadership, experience and perspective.

George Herrera, 53, has served as a Director since our separation from Cendant in July 2006. Mr. Herrera was a Cendant director from January 2004 until the completion of Cendant’s separation plan in August 2006. Since December 2003, Mr. Herrera has served as President and Chief Executive Officer of Herrera-Cristina Group, Ltd., a Hispanic-owned multidisciplinary management firm. From August 1998 to January 2004, Mr. Herrera served as President and Chief Executive Officer of the U.S. Hispanic Chamber of Commerce. Mr. Herrera served as President of David J. Burgos & Associates, Inc. from December 1979 until July 1998.

Mr. Herrera’s background as chief executive officer of a multidisciplinary management firm and the U.S. Hispanic Chamber of Commerce provides the Board exceptional leadership and management knowledge.

Directors Continuing in Office for a Term
Expiring at the 2012 Annual Meeting

Stephen P. Holmes, 53, has served as the Chairman of our Board of Directors and as our Chief Executive Officer since our separation from Cendant in July 2006. Mr. Holmes was a Director since May 2003 of the already-existing, wholly owned subsidiary of Cendant that held the assets and liabilities of Cendant’s hospitality services (including timeshare resorts) businesses before our separation from Cendant and has served as a Director of Wyndham Worldwide since the separation in July 2006. Mr. Holmes was Vice Chairman and director of Cendant and Chairman and Chief Executive Officer of Cendant’s Travel Content Division from December 1997 until our separation from Cendant in July 2006. Mr. Holmes was Vice Chairman of HFS Incorporated, from September 1996 until December 1997 and was a director of HFS from June 1994 until December 1997. From July 1990 through September 1996, Mr. Holmes served as Executive Vice President, Treasurer and Chief Financial Officer of HFS.

Mr. Holmes’ exceptional day-to-day leadership as our CEO provides him with detailed strategic perspective and knowledge of our operations and industry.

Myra J. Biblowit, 61, has served as a Director since our separation from Cendant in July 2006. Ms. Biblowit was a Cendant director from April 2000 until the completion of Cendant’s separation plan in August 2006. Since April 2001, Ms. Biblowit has been President of The Breast Cancer Research Foundation. From July 1997 until March 2001, she served as Vice Dean for External Affairs for the New York University School of Medicine and Senior Vice President of the Mount Sinai-NYU Health System. From June 1991 to June 1997, Ms. Biblowit was Senior Vice President and Executive Director of the Capital Campaign for the American Museum of Natural History.

Ms. Biblowit’s exceptional leadership experience with iconic research, educational and cultural institutions provides a unique perspective to the Board.

Pauline D.E. Richards, 61, has served as a Director since our separation from Cendant in July 2006. Ms. Richards was a Cendant director from March 2003 until the completion of Cendant’s separation plan in August 2006. Since July 2008, Ms. Richards has served as Chief Operating Officer of Armour Reinsurance Group Holdings Limited (formerly Brevan Howard P&C Partners Limited), an investment management company. From November 2003 to July 2008, Ms. Richards served as Director of Development at the Saltus Grammar School, the largest private school in Bermuda. From January 2001 until March 2003, Ms. Richards served as Chief Financial Officer of Lombard Odier Darier Hentsch (Bermuda) Limited in Bermuda, a trust company business. From January 1999 until December 2000, she was Treasurer of Gulfstream Financial Limited, a stock brokerage company. From January 1999 to June 1999, Ms. Richards served as a consultant to Aon Group of Companies, Bermuda, an insurance brokerage company, after serving in senior positions from 1988 through 1998 including Controller, Senior Vice President and Group Financial Controller and Chief Financial Officer. Ms. Richards was chairperson of Cendant’s Audit Committee from October 2004 until the completion of Cendant’s separation plan in August 2006.

Ms. Richards’ extensive financial background and exceptional leadership experience provides the Board with financial accounting and management expertise and perspectives.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS
A VOTE FOR THE ELECTION OF THE NOMINEES,
THE RIGHT HONOURABLE BRIAN MULRONEY AND MICHAEL H. WARGOTZ

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview

Our Total Compensation Strategy is designed to achieve the following objectives:

•	Attract and retain superior senior management talent.

•	Provide our executives with market competitive compensation consistent with comparable hotel and other service companies.

•	Support a high-performance environment by linking compensation with performance.

•	Support a long-term focus for our executives that aligns their interests with the interests of our shareholders.

As discussed in more detail below, the compensation decisions and other actions applicable to our named executive officers for 2009 were as follows:

•	In February 2009, management recommended to the Compensation Committee (Committee) that, as part of an overall plan to reduce our costs, the named executive officers together with other senior levels of management should not receive a 2009 base salary merit increase. The Committee considered and approved this recommendation. We paid our named executive officers the base salaries listed in the Summary Compensation Table below.

•	In February 2009, the Committee granted stock-settled stock appreciation rights and restricted stock units to Mr. Holmes, our CEO, and restricted stock units to our other named executive officers in the amounts listed in the Grants of Plan-Based Awards Table below.

•	In February 2009, the Committee approved the factors to be used to determine any potential 2009 annual incentive compensation for our named executive officers.

•	In February 2009, the Committee granted restricted cash units to Mr. Holmes, Mr. Ballotti, CEO of our Wyndham Exchange and Rentals business unit (WER) and Mr. Hanning, CEO of our Wyndham Vacation Ownership business unit (WVO) as described below under “Long-Term Incentive Compensation.”

•	In February 2009, the Committee approved 2009 executive perquisites consistent with our 2008 program. Named executive officer compensation for 2009 attributable to perquisites is described in the All Other Compensation Table below.

•	In May 2009, our shareholders approved the amendment and restatement of our 2006 Equity and Incentive plan primarily for purposes of Section 162(m) of the Internal Revenue Code (Code).

•	In July 2009, we entered into a termination and release agreement with Virginia M. Wilson, formerly our Chief Financial Officer (CFO). Under SEC rules, we are required to include as a named executive officer any person serving as CFO during 2009. Since Ms. Wilson served as our CFO during 2009, she is a named executive officer for purposes of this proxy statement. Under the termination and release agreement and as provided under the terms of her employment agreement, we paid Ms. Wilson cash severance and accelerated the vesting of certain equity-based awards. The amounts paid to Ms. Wilson under the termination and release agreement are listed in the Summary Compensation Table and discussed further below under “Termination and Release Agreement with Named Executive Officer.”

•	In September 2009, we appointed Thomas G. Conforti Executive Vice President and CFO. We entered into an employment agreement with Mr. Conforti with a term expiring in September 2012.

•	In November 2009, we executed a second amendment to the employment agreement with Mr. Holmes to, among other things, extend the term of his employment for a period of 3 years from the termination date under his then existing agreement of July 2010 to July 2013.

•	In November 2009, we executed a new employment agreement with Mr. Hanning expiring in August 2011. The terms of the employment agreements for the named executive officers are further described below under “Employment Agreements” and “Agreements with Named Executive Officers.”

•	In February 2010, the Committee approved and we paid our named executive officers 2009 annual incentive compensation in the amounts listed in the Summary Compensation Table below.

Total Compensation Strategy

Our Total Compensation Strategy is designed to achieve the following objectives:

•	Attract and retain superior senior management talent. We believe that attracting and retaining superior senior managers are integral to our ongoing success. Our named executive officers possess extensive experience in our business and the hospitality industry segments in which we compete and demonstrate the leadership skills and commitment to excellence that we believe are critical for our company. Accordingly, our Total Compensation Strategy is designed in part to promote a long-term commitment from our named executive officers.

•	Provide our executives with compensation that is consistent and competitive with compensation provided by comparable hotel and other service companies. We provide our named executive officers base salary, cash-based annual incentive compensation, equity-based long-term incentive compensation, perquisites and retirement, health and welfare benefits that are targeted to the market median but may approach the 75th percentile of our peer group based on meeting corporate, business unit and individual objectives.

•	Support a high-performance environment by linking compensation with performance. Our key goals are to increase our earnings, cash flow and shareholder value. Consistent with these goals, we believe a significant portion of our executive compensation should be contingent on actual results. Accordingly, compensation levels are strongly influenced by corporate, business unit and individual performance.

•	Support a long-term focus for our executives that aligns their interests with the interests of our shareholders. Long-term incentive compensation is intended to align the interests of our named executive officers with those of our shareholders as well as support our goal of retaining our key personnel.

Compensation Committee Matters

Wyndham Worldwide Compensation Committee.  The Committee is responsible for establishing executive compensation policies and programs consistent with corporate objectives and shareholder interests. The Committee operates under a written charter adopted by the Board. The charter is reviewed on an annual basis and revised as appropriate. The Committee’s membership is determined by the Board and is composed entirely of independent Directors. The Committee Chair reports at our Board meetings on Committee actions and recommendations.

Executive Compensation Consultant.  For 2009, Hewitt Associates was retained by the Committee as a third-party advisor to provide independent advice, research and evaluation related to executive compensation. In this capacity, the Committee utilizes reports and analyses prepared by Hewitt Associates. Hewitt Associates was retained to provide the Committee with competitive market pay analyses including compensation measurement services, peer group proxy data studies and market trends. In November 2009, we paid Hewitt Associates approximately $7,500 for benefits and regulatory trend consulting services that were not related to any specific employee or group of employees of Wyndham Worldwide. Hewitt Associates provided no other services to the Committee or Wyndham Worldwide during 2009.

Management’s Role.  Our management plays a significant role in our executive compensation process including evaluating executive performance and recommending base salary merit increases, performance factors for annual incentive compensation and long-term incentive compensation for the named executive officers other than our CEO. Our CEO works with the Committee in establishing the agenda for Committee meetings and management prepares and distributes meeting information to Committee members. Our CEO also participates in Committee meetings at the Committee’s request to provide background information regarding our strategic objectives, his evaluation of the performance of the senior executives and compensation recommendations for senior executives (other than himself). Our CEO is not involved in setting his own compensation, which is the exclusive responsibility of the Committee.

Annual Evaluation.  An important aspect of the Committee’s work relates to the annual determination of compensation for our named executive officers. The Committee meets each year to evaluate the performance of the named executive officers and consider, review and approve any potential increases in base salaries, annual incentive compensation, grants of long-term incentive compensation and perquisites.

Compensation Committee Discretion.  For 2009, while the Committee reviewed management’s recommendations, the Committee retained discretion over all elements and levels of the named executive officers’ compensation. For 2009, the Committee generally based their decisions on a combination of management’s recommendations (other than with respect to our CEO), the external market data provided by our management and compensation consultant and such other factors deemed appropriate by the Committee.

Employment Agreements

We have entered into employment agreements with each of the named executive officers the terms of which form the basis of the named executive officers’ compensation elements and levels. The compensation elements and levels provided under the agreements are reviewed at the inception, annually or for renewals of each agreement by our compensation consultant and the Committee against the peer group data described below under “Compensation Benchmarking”.

In September 2009, we entered into an employment agreement with Mr. Conforti with a term expiring in September 2012. In November 2009, we executed a second amendment to the employment agreement with Mr. Holmes to, among other things, extend the term of his employment for a period of 3 years from the termination date under his then existing agreement of July 2010 to July 2013, revise the method by which his severance is calculated in the event of a without cause termination or a constructive discharge, eliminate his right to receive severance solely upon the occurrence of a change-in-control, and eliminate a tax gross up in the event an excise tax under Section 4999 of the Code is triggered under his agreement, but instead provide that his compensation will be reduced to $1 below the threshold that triggers excise taxes under the Code, but only to the extent that the net after-tax amount received after the reduction is higher than what he would receive if he paid the applicable excise and related taxes. In November 2009, we executed a new employment agreement with Mr. Hanning expiring in August 2011.

The terms of the employment agreements are further described below under “Agreements with Named Executive Officers”.

Compensation Benchmarking

Management and the Committee believe that information regarding compensation practices at other companies is useful in evaluating the compensation of our named executive officers. Management and the Committee recognize that our compensation practices must be competitive in the market to attract and retain superior senior managers. In addition, this market information is a key factor that management and the Committee consider in assessing the reasonableness of the compensation of our executives.

Accordingly, in September 2008, our compensation consultant conducted a competitive review of the compensation elements and levels of our named executive officers using a representative peer group of companies. Our compensation consultant recommended to the Committee and the Committee approved a peer group of companies consistent with the prior year review and based on one or more of the following criteria: companies or divisions within companies in generally the same industry or business as Wyndham Worldwide; companies that were similar in size to Wyndham Worldwide in terms of revenues and market value; companies used by analysts to compare Wyndham Worldwide’s financial performance; and organizations in similar markets such as non-hospitality companies that have franchise operations. Our peer group for 2009 compensation benchmarking consisted of the following companies:

Choice Hotels International, Inc.	Darden Restaurants, Inc.
Host Hotels & Resorts, Inc.	Morgans Hotel Group Co.
Marriott International, Inc.	Orient-Express Hotels Ltd.
Starwood Hotels & Resorts Worldwide, Inc.	Bluegreen Corporation
Intercontinental Hotels Group Plc	Sunstone Hotel Investors, Inc.
MGM Mirage	Strategic Hotels & Resorts, Inc.
Wynn Resorts, Limited	LaSalle Hotel Properties
Royal Caribbean Cruises Ltd.	Gaylord Entertainment Company
Carnival Corporation & Plc	Yum Brands, Inc.
American Express Company	The Walt Disney Company

The objectives of the compensation review were to compare for consistency the compensation of our executives to that of similarly-situated executives at peer organizations, ensure that our compensation practices are consistent with our Total Compensation Strategy and provide a framework for 2009 compensation decisions. The peer group compensation review included the following compensation elements using the most recently filed proxy statements for each peer company: base salary, annual incentive compensation, long-term incentive compensation, actual total cash compensation and actual total compensation. Compensation levels were obtained for the peer group median and 75th percentiles for each compensation element to provide a full understanding of competitive pay practices.

Base Salary

Consistent with our Total Compensation Strategy, we provide base salaries designed to attract and retain our named executive officers while providing them with a base level of income.

In October 2008, our compensation consultant reviewed the named executive officers’ 2008 base salaries against the peer group and found their base salaries to be above the benchmark median but below the 75th percentile.

In February 2009, management recommended to the Committee that, as part of an overall plan to reduce our costs, the named executive officers together with other senior levels of management should not receive a 2009 base salary merit increase. The Committee considered and approved this recommendation.

For 2009, we paid our named executive officers the base salaries (that were effective March 1, 2008) listed in the Summary Compensation Table below.

Annual Incentive Compensation

Consistent with our Total Compensation Strategy, we provide cash-based annual incentive compensation designed to create incentives for the named executive officers to drive our short-term financial and operating performance and thus create value for our shareholders.

In October 2008, our compensation consultant reviewed the named executive officers’ 2007 annual incentive compensation (because 2008 annual incentive compensation was not determined until February 2009) against the peer group and found the executives’ annual incentive compensation to be above or consistent with the benchmark median but below the 75th percentile.

In February 2009, management recommended and the Committee approved a combination of four factors to determine potential 2009 annual incentive compensation for our named executive officers: actual total company (corporate) and/or business unit Earnings Before Interest and Taxes (EBIT), as adjusted, a standard measure of our profitability, as measured against target EBIT established at the beginning of the plan year; individual performance based on meeting strategic objectives; a target percentage of base salary as specified in the executive’s employment agreement; and the executive’s actual base salary earned during the year. An executive’s annual incentive compensation may be higher or lower than target annual incentive compensation depending on corporate, business unit and individual performance.

The EBIT targets for the corporation and business units are recommended by management and approved by the Committee based on operating budgets consistent with our strategic plan. The EBIT targets may be adjusted for special items including legacy matters. Consistent with our Total Compensation Strategy, we believe that the EBIT targets represent appropriate and rigorous goals for our executives to achieve earnings growth and create shareholder value. We further believe that using our annual incentive compensation program to provide incentives to our named executive officers to exceed the EBIT targets and accomplish strategic objectives is an important tool to implement our Total Compensation Strategy.

To review the named executive officers’ individual performance, senior management reviews the executives’ individual contributions and personal leadership together with their performance on function or business unit strategic objectives including business development, business drivers and cost reduction initiatives. Management reviews the function or business unit operating results against the targets as previously approved by the Committee together with the individual performance of the named executive officers and recommends to the Committee annual incentive compensation levels for the named executive officers. The Committee then considers the recommendations and may approve, deny or modify the recommendations in its discretion.

For 2009, the corporate adjusted EBIT target was approximately $664.3 million and actual adjusted corporate EBIT was approximately $734.8 million or 110.6% of the adjusted target. Any potential annual incentive compensation to be paid to Mr. Holmes and Mr. Conforti was weighted 100% on the corporate results and their individual performance. Management reviewed the corporate results together with their individual performance and recommended to the Committee that Mr. Holmes and Mr. Conforti receive 2009 annual incentive compensation at 125% of target. Since Mr. Conforti joined Wyndham Worldwide in September 2009, his 2009 annual incentive compensation was prorated to his 2009 earnings.

For 2009, the WER adjusted EBIT target was approximately $200.8 million and actual WER adjusted EBIT was approximately $231.5 million or 115.3% of the adjusted target. Any annual incentive compensation to be paid to Mr. Ballotti was weighted 25% on the corporate results and 75% on the WER results and his individual performance. Management reviewed the WER and corporate results together with his individual performance and recommended to the Committee that Mr. Ballotti receive 2009 annual incentive compensation at 125% of target.

For 2009, the Wyndham Hotel Group (WHG) adjusted EBIT target was approximately $164.7 million and actual WHG adjusted EBIT was approximately $131.5 million or 79.8% of the adjusted target. Any annual incentive compensation to be paid to Mr. Danziger was weighted 25% on the corporate results and 75% on the WHG results and his individual performance. Management reviewed the WHG and corporate results together with his individual performance and recommended to the Committee that Mr. Danziger receive 2009 annual incentive compensation at 74% of target.

For 2009, the WVO adjusted EBIT target was approximately $298.9 million and actual WVO adjusted EBIT was approximately $371.9 million or 124.4% of the adjusted target. Any annual incentive compensation to be paid to Mr. Hanning was weighted 25% on the corporate results and 75% on the WVO results and individual performance. Management reviewed the WVO and corporate results together with his individual performance and recommended to the Committee that Mr. Hanning receive 2009 annual incentive compensation at 125% of target.

In February 2010, the Committee considered and approved the management recommendations described above. The Non-Equity Incentive Plan column of the Summary Compensation Table below lists the annual incentive compensation we paid our named executive officers for 2009.

Long-term Incentive Compensation

Consistent with our Total Compensation Strategy, we provide our named executive officers with long-term incentive compensation to create incentives to achieve share price appreciation and encourage retention.

In October 2008, our compensation consultant reviewed the named executive officers’ 2008 long-term incentive compensation against the peer group and found it to be above the benchmark median but below the 75th percentile.

Management annually recommends and the Committee approves an aggregate budget available for long-term incentive compensation. For 2009, the aggregate budget was allocated based on the relative number of eligible executives in corporate services and the business units. Long-term incentive compensation is then recommended by management and granted by the Committee to the named executive officers based on individual performance review and future potential. Elements of individual performance considered by the Committee in such review include business unit or function results of operations, achievement of the strategic objectives described above and leadership characteristics.

Consistent with the objectives of our Total Compensation Strategy, 2009 long-term incentive compensation for our named executive officers focused on aligning their interests with those of shareholders, achieving competitiveness with the external market, rewarding key talent contributions and retention.

Consistent with these objectives, the Committee granted long-term incentive compensation as follows: in February 2009, the Committee granted stock-settled stock appreciation rights, restricted stock units and 817,500 restricted cash units to Mr. Holmes. In February 2009, the Committee granted each of Mr. Ballotti and Mr. Hanning restricted stock units and 202,500 restricted cash units. In December 2008, in connection with his employment agreement, the Committee granted Mr. Danziger an initial grant of stock-settled stock appreciation rights and restricted stock units. Mr. Danziger’s 2009 grant of restricted stock units was prorated based on the terms of his employment agreement given the initial grant in December 2008. In September 2009, in connection with his employment agreement, the Committee granted Mr. Conforti restricted stock units.

A stock-settled stock appreciation right is similar to a stock option and gives the executive the right to receive an amount in shares of common stock equal to the excess of the fair market value of a share of our common stock on the date of exercise over the exercise price of the stock appreciation right. A restricted stock unit represents the right to receive a share of our common stock on a set vesting date subject to continued employment. Restricted cash units vest in whole in February 2012. Each restricted cash unit is equal to $1 on vesting. For our February 2009 grants (other than for Mr. Danziger) the Committee reduced our traditional vesting period for long-term incentive compensation from four years to three years to further support the objectives of our Total Compensation Strategy.

The 2009 grants of stock-settled stock appreciation rights and restricted stock units made to the named executive officers are listed in the Grants of Plan-Based Awards table below. Long-term incentive compensation is granted under our 2006 Equity and Incentive Plan (amended and restated as of May 12, 2009).

Total Compensation

In connection with the annual and on-going evaluation of the compensation of the named executive officers, our compensation consultant prepares and management provides the Committee with prior year total compensation summaries and tally sheets for the named executive officers so the Committee may evaluate how each compensation element fits into our overall compensation objectives. In addition, based on the peer group data for the individual compensation elements discussed above, management provides the Committee with a market assessment of total compensation of each of the named executive officers.

In October 2008, our compensation consultant reviewed the named executive officers’ 2008 total compensation (using 2007 annual incentive compensation) against the peer group and found it to be above the benchmark median but below the 75th percentile. In February 2009, the Committee reviewed the peer group data prepared by our management and compensation consultant as described above in considering each compensation element against total compensation and the Committee was satisfied that 2009 total compensation was consistent with our Total Compensation Strategy.

Mix of Compensation Elements

In addition to the review of the compensation levels of the named executive officers against the revised peer group, the Committee reviewed the mix of compensation elements prevalent among the peer group. For 2009, our compensation consultant advised management and the Committee that the elements of compensation that we provide our named executive officers are consistent with the compensation elements provided by the peer group companies.

As discussed in detail above, each of our executive compensation elements is designed to accomplish different objectives. Base salary is designed to attract and retain our named executive officers while providing them with a base level of income. Annual incentive compensation is designed to create incentives for the named executive officers to drive short-term financial and operating performance and thus create value for shareholders. Long-term incentive compensation creates share price appreciation incentives for our named executive officers and encourages retention. As each element has specific objectives, the Committee determinations with respect to one element generally do not influence decisions regarding the other elements to the extent total compensation is consistent with our Total Compensation Strategy.

Since the peer group data confirmed that each element of compensation as well as total compensation of our CEO and other named executive officers are market competitive and within compensation benchmarks consistent with our Total Compensation Strategy, and given the significant scope and responsibilities of the CEO, which are greater than those of the other named executive officers, the Committee believes any differences between the individual compensation elements and the total compensation of our CEO and the other named executive officers are appropriate.

Perquisites

We provide our named executive officers with perquisites that management and the Committee believe are reasonable, competitive and consistent with our Total Compensation Strategy. Management and the Committee believe that our perquisites help us to retain the best managers and allow them to operate more effectively.

In February 2009, management provided the Committee with and the Committee reviewed a market assessment of competitive perquisite practices utilizing widely available market data publications from Hewitt Associates, Watson Wyatt and other compensation consultants. Based on this information, the Committee found our 2009 executive perquisites to be consistent with market practices.

In February 2009, the Committee approved perquisites for the named executive officers consistent with our existing program including a leased automobile and financial planning services. For each of these perquisites the executive receives a tax gross-up payment, which means the executive receives additional compensation to reimburse them for the amount of taxes owed on the compensation imputed for the perquisite. As permitted under his employment agreement, for 2009 we provided Mr. Holmes with personal use of company aircraft for which we imputed income without a tax gross-up. Perquisites provided to the named executive officers in 2009 are described in the All Other Compensation Table below.

Officer Deferred Compensation Plan

Our nonqualified officer deferred compensation plan permits named executive officers to defer salary, commission and annual incentive compensation. We match executive contributions to the plan up to 6% of salary, commission and annual incentive compensation. The executive makes an irrevocable deferral election prior to the beginning of the calendar year. The executive may elect a single lump-sum payment of his or her account or may elect payments in annual installments up to ten years. The participant’s entire account balance is 100% vested. The contributions to our officer deferred compensation plan applicable to our named executive officers are listed below under the 2009 Nonqualified Deferred Compensation Table.

401(k) Plan

We provide employees, including our named executive officers, with a 401(k) plan. Our 401(k) plan permits named executive officers to defer salary. We provide named executive officers and other participants a company match of salary contributed up to 6% of salary. The company match is 100% vested.

Savings Restoration Plan

We make available to our named executive officers a savings restoration plan, which allows executives to defer compensation in excess of the amounts permitted by the Code under our 401(k) plan, but there are no matching contributions for these deferrals.

Severance Arrangements

The employment agreements of our named executive officers provide for payments as a percentage of base salary and annual incentive compensation as well as accelerated vesting of specified long-term incentive grants if the executive’s employment is terminated without cause or for a constructive discharge. These payments and terms are discussed below under “Agreements with Named Executive Officers” and “Potential Payments on Termination or Change-in-Control”.

The severance terms for the named executive officers were negotiated in connection with their employment agreements consistent with peer group market practices and data provided by our compensation consultant. We believe these arrangements are necessary to attract and retain our executives and ensure the continuity of management. The primary focus of the severance terms is generally on the termination of employment and thus the value of these terms only arises in the context of imminent termination. The severance terms do not enhance an executive’s current income and therefore are independent of the annual compensation review.

Change-in-Control Arrangements

The named executive officers receive payments only if their employment is terminated without cause or for constructive discharge following a change-in-control. These payments and terms are discussed below under “Agreements with Named Executive Officers” and “Potential Payments on Termination or Change-in-Control”. In addition, long-term incentive compensation grants made to all key employees, including the named executive officers, under our Equity and Incentive Plan fully vest on a change-in-control.

The change-in-control terms for the named executive officers were negotiated in connection with their employment agreements consistent with peer group market practices and data provided by our compensation consultant. Since a potential change-in-control transaction generally results in increased shareholder value, the Committee believes that it is important to provide incentives to motivate the named executive officers to pursue and complete a potential transaction should it arise and ensure retention. Like the severance arrangements, the value of the change-in-control arrangements only arises in the context of an imminent change-in-control. The terms do not enhance the named executive officers’ current income and therefore are independent of the annual compensation review.

Amendment of Equity and Incentive Plan

In May 2009, our shareholders approved the amendment and restatement of our 2006 Equity and Incentive plan primarily for purposes of Section 162(m) of the Code. In connection with the amendment, we reduced the reserve of shares of our common stock that may be issued under the plan from 43.5 million to 36.7 million shares and extended the expiration of the plan to March 30, 2019.

Termination and Release Agreement with Named Executive Officer

In July 2009, we entered into a termination and release agreement with Ms. Wilson effective November 13, 2009. Consistent with Ms. Wilson’s employment agreement, we paid Ms. Wilson cash severance of $2,056,000, which is an amount equal to 200% of the sum of her 2009 base salary and target annual incentive compensation, and any of Ms. Wilson’s long-term incentive awards that would have otherwise vested within one year of November 13, 2009 vested immediately. As a result of this acceleration of the vesting dates, Ms. Wilson was vested with the following stock-settled stock appreciation rights that would have otherwise vested on March 1, 2010, 11,591 with an exercise price of $22.17, and May 2, 2010, 7,923 with an exercise price of $36.70, all of which expire November 13, 2011. Similarly, Ms. Wilson was vested with 99,565 restricted stock units (before income tax withholding) that would have otherwise vested on February 27, 2010, March 1, 2010 or May 2, 2010 as applicable. Ms. Wilson will continue to hold stock-settled stock appreciation rights and stock options as described in the Outstanding Equity Awards at 2009 Fiscal Year-End Table.

Ms. Wilson executed a customary release agreement with us pursuant to which Ms. Wilson released us from claims arising in connection with, among other things, her employment with us and the termination and release agreement. Under the termination and release agreement, Ms. Wilson will remain subject to certain provisions of her employment agreement including customary restrictive covenants including non-competition and non-solicitation covenants for two years following the effective date of the termination and release agreement.

2010 Annual Incentive Compensation

In February 2010, the Committee approved the factors that will be used to determine any potential 2010 annual incentive compensation for our named executive officers. While corporate and business unit EBIT performance and individual performance against strategic objectives will continue to be significant determining factors as in prior years, for 2010 we have introduced the Cash Flow Multiplier, an additional annual incentive compensation modifier that will create incentives for superior execution to increase cash flow.

Executive Officer Stock Ownership Guidelines

Our Executive Officer Stock Ownership Guidelines are intended to align further the financial interests of executive officers with the interests of shareholders. The guidelines require our named executed officers to own our common stock with a market value at least equal to the following multiples: CEO: 4 times base salary; and Business Unit CEO and our CFO: 2 times base salary. Share ownership meeting the guidelines includes common stock and restricted stock units. As of December 31, 2009, all of the named executive officers were in compliance with these guidelines.

Impact of Accounting and Tax

As a general matter, the Committee considers the various accounting and tax implications of the compensation elements employed by us. Section 162(m) of the Code generally disallows a federal income tax deduction to public companies for compensation in excess of $1,000,000 paid to the CEO and certain named executive officers during any taxable year, unless such compensation is performance based and meets certain requirements. Although it is the Committee’s goal to maximize the effectiveness of our executive compensation plans, the Committee may determine that it is appropriate and in our best interest as well as the best interests of our shareholders to have the flexibility to pay compensation that is not performance-based for Section 162(m) purposes in order to provide a compensation package consistent with our program and objectives.

Compensation Committee Report

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis contained in this proxy statement. We recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement for filing with the SEC.

COMPENSATION COMMITTEE

The Right Honourable Brian Mulroney (Chair)
Myra J. Biblowit
Pauline D.E. Richards

2009 Summary Compensation Table

The following table describes compensation paid to our named executive officers for 2009, 2008 and 2007.

						Non-Equity
				Stock	Option	Incentive Plan		All Other
			Salary	Awards	Awards	Compensation		Compensation	Total
Name & Principal Position	Year		($)	($)(a)	($)(a)	($)(b)		($)(c)	($)
Stephen P. Holmes	2009		1,085,011	922,500	1,010,000	2,712,528		365,762	6,095,801

Chairman and Chief Executive Officer	2008		1,076,355	1,250,000	3,750,000	--	(d)	222,462	6,298,817

	2007		1,013,848	1,000,000	3,000,000	2,212,435		329,339	7,555,622

Geoffrey A. Ballotti	2009		550,004	922,500	--	687,505		31,710	2,191,719

President and Chief Executive Officer,	2008		401,926	1,387,500	462,500	401,926		72,850	2,726,702

Wyndham Exchange and Rentals	2007		--	--	--	--		--	--

Eric A. Danziger	2009		500,009	750,000	--	368,756		143,444	1,762,209

President and Chief Executive Officer,	2008	(e)	28,847	562,500	187,500	--		--	778,847

Wyndham Hotel Group	2007		--	--	--	--		--	--

Franz S. Hanning	2009		606,008	922,500	--	825,000		69,833	2,423,341

President and Chief Executive Officer,	2008		599,470	1,687,500	562,500	2,462,000	(f)	70,036	5,381,506

Wyndham Vacation Ownership	2007		561,821	1,500,000	500,000	795,300		104,928	3,462,049

Thomas G. Conforti (g)	2009		149,427	1,500,000	--	186,784		49,187	1,885,398

Executive Vice President and	2008		--	--	--	--		--	--

Chief Financial Officer	2007		--	--	--	--		--	--

Virginia M. Wilson	2009	(h)	464,581	768,750	--	--		2,149,184	3,382,515

Former Executive Vice President	2008		510,157	937,500	312,500	357,111		91,654	2,208,922

and Chief Financial Officer	2007		481,578	937,500	312,500	525,454		92,492	2,349,524

(a)	Represents the aggregate grant date fair value of stock and option awards computed in accordance with ASC 718. For 2009, for Mr. Holmes, Mr. Ballotti and Mr. Hanning, excludes grants of 817,500, 202,500 and 202,500 restricted cash units (each with a grant date fair value of an equivalent dollar amount), respectively, all of which vest in whole in February 2012.

(b)	For 2009, represents annual incentive compensation for 2009 paid in 2010. For 2008, represents annual incentive compensation for 2008 paid in 2009. For 2007, represents annual incentive compensation for 2007 paid in 2008.

(c)	See All Other Compensation Table below for a description of compensation included in this column.

(d)	The Committee reviewed and accepted Mr. Holmes’ recommendation to not award Mr. Holmes 2008 annual incentive compensation for reasons unrelated to his performance.

(e)	Mr. Danziger commenced employment in December 2008.

(f)	Includes $2 million additional cash incentive compensation payable pursuant to previous employment agreement.

(g)	Mr. Conforti commenced employment in September 2009.

(h)	Includes compensation for 2009 through termination date, November 13, 2009, and for amounts paid in connection with termination and release agreement.

All Other Compensation Table

The All Other Compensation in the Summary Compensation Table above includes the following components. The total all other compensation amounts for 2008 and 2007 are provided in the “All Other Compensation” column of the Summary Compensation Table above.

			Mr. Holmes	Mr. Ballotti	Mr. Danziger	Mr. Hanning	Mr. Conforti	Ms. Wilson
			($)	($)	($)	($)	($)	($)
Personal use of company	2009		46,115	--	--	--	--	--

aircraft (a)	2008		91,695	--	--	1,504	--	--

	2007		78,845	--	--	7,658	--	--

Company automobile (b)	2009		26,756	17,917	20,346	27,229	6,083	14,116

	2008		23,788	10,247	--	27,906	--	20,586

	2007		23,870	--	--	17,404	--	15,199

Financial planning	2009		10,000	7,930	--	9,930	1,330	8,930

services (c)	2008		10,000	--	--	9,680	--	8,700

	2007		10,000	--	--	9,310	--	8,390

401(K) company match	2009		--	2,131	--	14,700	--	13,514

	2008		--	--	--	13,500	--	--

	2007		--	--	--	13,500	--	--

Deferred compensation	2009		227,852	--	50,972	--	--	27,875

company match	2008		64,581	46,961	--	--	--	52,036

	2007		193,577	--	--	47,718	--	60,422

Dividends (d)	2009		35,968	2,330	5,196	11,062	--	22,363

	2008		3,172	--	--	3,110	--	2,179

	2007		--	--	--	--	--	--

Cash severance	2009		--	--	--	--	--	2,056,000

Relocation expense	2009		--	--	46,662	--	29,054	--

reimbursement (e)	2008		--	10,764	--	--	--	--

Aggregate tax gross-up	2009	(f)	19,071	1,402	20,268	6,912	12,720	6,386

	2008	(g)	24,426	4,158	--	11,090	--	7,433

	2007	(h)	14,939	--	--	8,225	--	7,368

2009 Total			365,762	31,710	143,444	69,833	49,187	2,149,184

(a)	Represents income imputed for personal use of company aircraft calculated using a standard rate per mile flown.

(b)	Aggregate incremental cost to us of automobile benefit calculated as the aggregate company payment less any executive contribution. The amounts for company payment include insurance and other charges and exclude tax gross-up described below.

(c)	Amounts exclude tax gross-up described below.

(d)	Dividends paid on vesting of restricted stock units.

(e)	Amounts exclude tax gross-up described below.

(f)	Aggregate tax gross-up for 2009 consisted of the following: Mr. Holmes, automobile, $13,212 and financial planning, $5,859; Mr. Ballotti, automobile, $1,044 and financial planning, $358; Mr. Danziger, automobile, $20, and relocation expense, $20,248; Mr. Hanning, automobile, $6,628 and financial planning, $284; Mr. Conforti, automobile, $362, financial planning, $10 and relocation expense $12,348; and Ms. Wilson, automobile, $6,013 and financial planning, $373.

(g)	Aggregate tax gross-up for 2008 consisted of the following: Mr. Holmes, automobile, $15,787 and financial planning, $8,639; Mr. Ballotti, automobile, $1,260 and relocation expense, $2,898; Mr. Hanning, automobile, $9,702 and financial planning, $1,388; and Ms. Wilson, automobile, $6,191 and financial planning, $1,242.

(h)	Aggregate tax gross-up for 2007 consisted of the following: Mr. Holmes, automobile, $10,421 and financial planning, $4,518; Mr. Hanning, automobile, $6,890 and financial planning, $1,335; and Ms. Wilson, automobile, $6,170 and financial planning, $1,198.

2009 Grants of Plan-Based Awards Table

The following table summarizes grants of plan-based awards made to the named executive officers in 2009.

					All Other		All Other
					Stock		Option	Exercise	Grant
					Awards:		Awards:	or Base	Date Fair
					Number of		Number of	Price of	Value of
		Estimated Possible Payouts Under			Shares of		Securities	Stock	Stock and
		Non-Equity Incentive Plan Awards			Stock or		Underlying	and Option	Option
	Grant	Threshold	Target	Maximum	Units		Options	Awards	Awards
Name	Date	($)	($)	($)	(#)		(#)	($ /Sh)	($)(a)
Mr. Holmes	02/27/09				250,000 (b	)		3.69	922,500

	02/27/09						500,000 (c)	3.69	1,010,000

	(d)	542,500	2,170,000	2,712,500

Mr. Ballotti	02/27/09				250,000 (b	)		3.69	922,500

	(d)	174,625	550,000	687,500			--

Mr. Danziger	02/27/09				203,252 (e	)		3.69	750,000

	(d)	215,000	500,000	625,000			--

Mr. Hanning	02/27/09				250,000 (b	)		3.69	922,500

	(d)	165,000	660,000	825,000			--

Mr. Conforti	09/08/09				98,554 (f	)		15.22	1,500,000

	(d)	175,000	175,000	186,784			--

Ms. Wilson	02/27/09				208,333 (b	)		3.69	768,750

(a)	For 2009, for Mr. Holmes, Mr. Ballotti and Mr. Hanning, excludes grants of 817,500, 202,500 and 202,500 restricted cash units (each with a grant date fair value of an equivalent dollar amount), respectively, all of which vest in whole in February 2012.

(b)	Grant of restricted stock units, which vest ratably over a period of three years on each anniversary of February 27, 2009.

(c)	Grant of stock-settled stock appreciation rights, which vest ratably over a period of three years on each anniversary of February 27, 2009. Number of stock-settled stock appreciation rights calculated by dividing the grant date fair value by the fair value of such rights on the date of grant as determined using the Black-Scholes formula. A discussion of the assumptions used in calculating the fair value of such rights may be found in Note 18 to our 2009 audited financial statements of our annual report on Form 10-K filed with the SEC on February 19, 2010.

(d)	Represents potential threshold, target and maximum annual incentive compensation for 2009. Amounts actually paid for 2009 are described in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table above.

(e)	Grant of restricted stock units, which vest ratably over a period of four years on each anniversary of February 27, 2009.

(f)	Grant of restricted stock units, which vest ratably over a period of four years on each anniversary of September 8, 2009.

Under our Equity and Incentive Plan, all grants set forth in the table fully vest on a change-in-control. Dividends paid on our common stock are credited for unvested restricted stock units and are paid in cash on vesting.

Outstanding Equity Awards at 2009 Fiscal Year-End Table

The following table summarizes the number of securities underlying outstanding plan awards for the named executive officers as of December 31, 2009 (November 13, 2009 for Ms. Wilson).

	Option Awards					Stock Awards
						Number of		Market Value
	Number of Securities					Shares of		of Shares of
	Underlying Unexercised			Option		Stock That		Stock That
	Options			Exercise	Option	Have Not		Have Not
	(#)			Price	Expiration	Vested		Vested
Name	Exercisable	Unexercisable		($)	Date	(#)		($)(a)
Mr. Holmes	105,030			46.43844	01/13/10

	208,498			19.77837	01/03/11

	36,486			40.02951	01/22/12

	134,794	44,932	(b)	31.85000	08/01/16

	152,129	152,130	(c)	36.70000	05/02/13

	139,094	417,285	(d)	22.17000	03/01/14

		500,000	(e)	3.69000	02/27/15

						19,624	(f)	395,816

						13,624	(g)	274,796

						42,287	(h)	852,929

						250,000	(i)	5,042,500

Mr. Ballotti	15,904	47,713	(j)	23.82000	05/02/14

						43,687	(k)	881,167

						250,000	(i)	5,042,500

Mr. Danziger	21,210	63,631	(l)	4.33000	12/01/14

						97,431	(m)	1,965,183

						203,252	(n)	4,099,593

Mr. Hanning	31,274			29.18687	04/03/11

	20,849			27.00154	10/18/11

	20,683			40.02951	01/22/12

	71,890			31.85000	08/01/16

	25,354	25,355	(c)	36.70000	05/02/13

	20,864	62,592	(d)	22.17000	03/01/14

						15,699	(f)	316,649

						20,436	(g)	412,194

						57,087	(h)	1,151,445

						250,000	(i)	5,042,500

Mr. Conforti						98,554	(o)	1,987,834

Ms. Wilson	7,356			38.83177	11/13/10

	2,452			38.83177	11/13/12

	71,890			31.85000	11/13/11

	23,769			36.70000	11/13/11

	23,182			22.17000	11/13/11

(a)	Calculated using closing price of our common stock on the New York Stock Exchange on December 31, 2009 of $20.17.

(b)	Grant of stock-settled stock appreciation rights, which vest ratably over a period of four years on each anniversary of May 2, 2006.

(c)	Grant of stock-settled stock appreciation rights, which vest ratably over a period of four years on each anniversary of May 2, 2007.

(d)	Grant of stock-settled stock appreciation rights, which vest ratably over a period of four years on each anniversary of March 1, 2008.

(e)	Grant of stock-settled stock appreciation rights, which vest ratably over a period of three years on each anniversary of February 27, 2009.

(f)	Grant of restricted stock units, which vest ratably over a period of four years on each anniversary of May 2, 2006.

(g)	Grant of restricted stock units, which vest ratably over a period of four years on each anniversary of May 2, 2007.

(h)	Grant of restricted stock units, which vest ratably over a period of four years on each anniversary of March 1, 2008.

(i)	Grant of restricted stock units, which vest ratably over a period of three years on each anniversary of February 27, 2009.

(j)	Grant of stock-settled stock appreciation rights, which vest ratably over a period of four years on each anniversary of May 2, 2008.

(k)	Grant of restricted stock units, which vest ratably over a period of four years on each anniversary of May 2, 2008.

(l)	Grant of stock-settled stock appreciation rights, which vest ratably over a period of four years on each anniversary of December 1, 2008.

(m)	Grant of restricted stock units, which vest ratably over a period of four years on each anniversary of December 1, 2008.

(n)	Grant of restricted stock units, which vest ratably over a period of four years on each anniversary of February 27, 2009.

(o)	Grant of restricted stock units, which vest ratably over a period of four years on each anniversary of September 8, 2009.

2009 Option Exercises and Stock Vested Table

The following table summarizes the Wyndham Worldwide stock option exercises and vesting of restricted stock units by the named executive officers in 2009.

	Option Awards			Stock Awards
		Number of Shares	Value		Number of Shares	Value
		Acquired	Realized		Acquired	Realized
		on	on		on	on
Name	Date	Exercise	Exercise		Vesting	Vesting
		(#)	($)	Date	(#)	($)(a)
Mr. Holmes	--	--	--	03/01/09	14,095	45,104

	--	--	--	05/02/09	26,435	337,311

Mr. Ballotti	--	--	--	05/02/09	14,562	185,811

Mr. Danziger	--	--	--	12/01/09	32,476	615,420

Mr. Hanning	--	--	--	03/01/09	19,029	60,893

	--	--	--	05/02/09	25,916	330,688

Mr. Conforti (b)	--	--	--	--	--	--

Ms. Wilson	--	--	--	03/01/09	10,571	33,827

	--	--	--	05/02/09	18,160	231,722

	--	--	--	11/13/09	99,565 (c)	1,885,761

(a)	Calculated using closing price of a share of our common stock as follows: March 2, 2009, $3.20; May 4, 2009, $12.76; December 1, 2009, $18.95; and November 13, 2009, $18.94.

(b)	Mr. Conforti commenced employment in September 2009 and accordingly did not have stock awards that vested in 2009.

(c)	Consists of accelerated vesting of restricted stock units in connection with termination and release agreement.

2009 Nonqualified Deferred Compensation Table

The following table provides information regarding 2009 nonqualified deferred compensation for the named executive officers.

	Executive	Company		Aggregate
	Contributions in	Contributions in	Aggregate Earnings in	Withdrawals/	Aggregate Balance at
Name	2009	2009	2009	Distributions	12/31/09
	($)(a)	($)(b)	($)(c)	($)	($)(d)
Mr. Holmes	227,852	227,852	692,207	--	3,408,090

Mr. Ballotti	--	--	31,000	--	116,073

Mr. Danziger	50,972	50,972	11,152	--	64,230

Mr. Hanning	--	--	309	--	97,568

Mr. Conforti	--	--	--	--	--

Ms. Wilson	27,875	27,875	216,831	--	1,033,151

(a)	All amounts are reported as 2009 compensation in the Summary Compensation Table above.

(b)	All amounts are reported as 2009 compensation in the All Other Compensation Table above.

(c)	Represents gains or losses in 2009 on investment of aggregate balance.

(d)	Includes amounts that were reported as compensation since 2006 as follows: Mr. Holmes, $871,764; Mr. Ballotti, $93,922; and Mr. Hanning, $95,436.

Our Officer Deferred Compensation Plan is described above under “Compensation, Discussion and Analysis”. The aggregate balances of the named executive officers are invested based on the executive’s investment election made at the time of enrollment. Executives may change their investment elections during the year. For 2010, we offer a choice of 30 investment options including our common stock. Investment options include money market, debt, equity and lifecycle funds.

Agreements with Named Executive Officers

The following describes our employment, termination and related arrangements with our named executive officers.

Mr. Holmes

Employment Agreement.  In July 2006, we entered into an employment agreement with Mr. Holmes with a term expiring in July 2009, which term automatically extended to July 2010 pursuant to the terms of the agreement. In December 2008, we executed an amendment to the agreement intended to either exempt payments and benefits under the agreement from or comply with Section 409A of the Code.

In November 2009, we executed a second amendment to Mr. Holmes’ agreement. The amendment extends the term of his employment from July 2010 to July 2013 and provides that the failure to extend Mr. Holmes’ period of employment or to enter into a new employment agreement with him upon the expiration of his employment term will constitute a constructive discharge under his agreement. In addition, the amendment provides that in the event of a constructive discharge or a without cause termination, Mr. Holmes’ is entitled to a lump sum payment equal to 299% of the sum of his then-current base salary plus an amount equal to the highest annual incentive compensation paid to him for any of the three years immediately preceding the year in which his termination occurs, provided that in no event will the annual incentive compensation portion exceed 200% of his then-current base salary. The amendment also eliminates Mr. Holmes’ right to receive severance solely upon the occurrence of a change-in-control and receive a gross up in the event an excise tax under Section 4999 of the Code is triggered under his agreement. As amended, his employment agreement provides that in the event Section 4999 of the Code is triggered, his compensation will be reduced to $1 below the threshold that triggers excise taxes under the Code, but only to the extent that the net after-tax amount received after the reduction is higher than what he would receive if he paid the applicable excise and related taxes.

Mr. Holmes’ agreement provides for a minimum base salary of $1 million, annual incentive compensation with a target amount equal to 200% of his base salary subject to meeting performance goals, grants of long-term incentive compensation as determined by the Committee and employee benefits generally available to our executive officers. The agreement provides Mr. Holmes and his dependents with medical benefits through his age 75.

Mr. Holmes’ agreement provides that if his employment with us is terminated by us without cause or due to a constructive discharge all of his then-outstanding equity awards will fully vest and remain exercisable for varying periods as described in the agreement. The agreement provides for customary restrictive covenants including non-competition and non-solicitation covenants effective during the period of employment and for two years after termination of employment.

Mr. Ballotti

Employment Agreement.  In March 2008, we entered into an employment agreement with Mr. Ballotti with a term expiring in March 2011. In December 2008, we executed an amendment to the agreement intended to either exempt payments and benefits under the agreement from or comply with Section 409A of the Code. The agreement provides for a minimum base salary of $550,000, annual incentive compensation with a target amount equal to 100% of base salary subject to meeting performance goals, annual long-term incentive compensation as determined by the Committee, relocation assistance and participation in employee benefit plans and perquisite programs generally available to our executive officers.

In December 2009, we executed a second amendment to the agreement intended to clarify certain terms regarding the amount of Mr. Ballotti’s severance benefit provided under the agreement in order to address Section 162(m) of the Code. The agreement, as amended, provides that if Mr. Ballotti’s employment is terminated by us without cause or due to a constructive discharge, he will receive a lump sum payment equal to 200% of his then-current base salary plus an amount equal to the highest annual incentive compensation paid to Mr. Ballotti for any of the three years immediately preceding the year in which his employment is terminated (but in no event will the annual incentive compensation portion exceed 100% of his then-current base salary, and in the event of a termination during the three years following the effective date, such amount will be no less than his then-current base salary). In the event of such termination, all of Mr. Ballotti’s then-outstanding equity awards that would otherwise vest within one year following termination will vest (subject to performance goals, if applicable) and any such awards that are stock options or stock appreciation rights will remain exercisable until the earlier of two years following termination and the original expiration date of the awards.

The agreement provides for customary restrictive covenants including non-competition and non-solicitation covenants effective during the period of employment and for one year following termination if his employment terminates after the expiration of his employment agreement and for two years following termination if his employment terminates before the expiration of his employment agreement.

Mr. Danziger

Employment Agreement.  In November 2008, we entered into an employment agreement with Mr. Danziger with a term expiring in December 2012. The agreement provides for a minimum base salary of $500,000, annual incentive compensation with a target amount equal to 100% of base salary subject to meeting performance goals, annual long-term incentive compensation as determined by the Committee, relocation assistance and participation in employee benefit plans and perquisite programs generally available to our executive officers.

In December 2009, we executed an amendment to the agreement intended to clarify certain terms regarding the amount of Mr. Danziger’s severance benefit provided under the agreement in order to address Section 162(m) of the Code. The agreement, as amended, provides that if Mr. Danziger’s employment is terminated by us without cause or due to a constructive discharge, he will receive a lump sum payment equal to 200% of his then-current base salary plus an amount equal to the highest annual incentive compensation paid to Mr. Danizger for any of the three years immediately preceding the year in which his employment is terminated (but in no event will the annual incentive compensation portion exceed 100% of his then-current base salary, and in the event of a termination during the three years following the effective date, such amount will be no less than his then-current base salary). In the event of such termination, all of Mr. Danziger’s then-outstanding equity awards that would otherwise vest within one year following termination will vest (subject to performance goals, if applicable) and any such awards that are stock options or stock appreciation rights will remain exercisable until the earlier of two years following termination and the original expiration date of the awards.

The agreement provides for customary restrictive covenants including non-competition and non-solicitation covenants effective during the period of employment and for one year following termination if his employment terminates after the expiration of his employment agreement and for two years following termination if his employment terminates before the expiration of his employment agreement.

Mr. Hanning

Employment Agreement.  In November 2009, we entered into an employment agreement with Mr. Hanning with a term expiring in August 2011. The agreement provides for a minimum base salary of $606,000, annual incentive compensation with a target amount equal to $660,000 subject to meeting performance goals, grants of long-term incentive awards on terms as determined by the Committee and employee benefits and perquisites generally available to our executive officers.

Mr. Hanning’s agreement provides that if his employment is terminated by us without cause or due to a constructive discharge, he will be entitled to a lump-sum payment equal to 200% of the sum of his then-current base salary plus an amount equal to the highest annual incentive compensation paid to Mr. Hanning for any of the three years immediately preceding the year in which his employment is terminated (but in no event will the annual incentive compensation portion exceed $660,000). In the event of such termination, all of Mr. Hanning’s then-outstanding equity awards that would otherwise vest within one year following termination will vest and any such award that is a stock option or stock appreciation right will remain exercisable until the earlier of two years following termination and the original expiration date of such award.

The agreement provides for customary restrictive covenants including non-competition and non-solicitation covenants effective during the period of employment and for two years after termination of employment; provided, that if Mr. Hanning’s employment terminates due to the expiration of the period of employment and Mr. Hanning has complied with his obligations under his employment agreement, then Mr. Hanning will not be subject to the non-competition covenants following such expiration unless we exercise our right to subject Mr. Hanning to such obligations for one year following such expiration by paying Mr. Hanning an amount equal to his then-current base salary plus an amount equal to the highest annual incentive compensation paid to Mr. Hanning for any of the three years immediately preceding the year in which his employment is terminated but in no event will the annual incentive compensation portion exceed $660,000.

Mr. Conforti

Employment Agreement.  In September 2009, we entered into an agreement with Mr. Conforti with a term expiring in September 2012. The agreement provides for a minimum base salary of $525,000, annual incentive compensation with a target amount equal to 100% of his base salary subject to meeting performance goals, 2009 annual incentive compensation equal to at least $175,000, annual long-term incentive compensation on terms as determined by the Committee, relocation assistance and employee benefits and perquisites generally available to our executive officers.

Mr. Conforti’s agreement provides that if his employment is terminated by us without cause or due to a constructive discharge, he will be entitled to a lump-sum payment equal to 200% of the sum of his then-current base salary plus an amount equal to the highest annual incentive compensation award paid to Mr. Conforti with respect to the three years immediately preceding the year in which his employment is terminated (but in no event will the annual incentive compensation portion exceed 100% of Mr. Conforti’s then-current base salary or be less than $525,000). In the event of such termination, all of Mr. Conforti’s then-outstanding time-based equity awards that would otherwise vest within one year following termination will vest and any such award that is a stock option or stock appreciation right will remain exercisable until the earlier of two years following termination and the original expiration date of such award, and all of Mr. Conforti’s performance-based long-term incentive awards (including restricted stock units but excluding stock options and stock appreciation rights) will vest and be paid on a pro rata basis, subject to the achievement of the applicable performance goals, based upon the portion of the full performance period during which Mr. Conforti was employed by us plus 12 months (or, if less, assuming employment for the entire performance period remaining after Mr. Conforti’s termination).

The agreement provides for customary restrictive covenants including non-competition and non-solicitation covenants effective during the period of employment and for one year following termination of employment, if Mr. Conforti’s employment terminates for any reason after expiration of the term of the employment agreement, or for two years following termination of employment for any reason, if Mr. Conforti’s employment terminates during the three-year term of the employment agreement.

Ms. Wilson

Termination Agreement.  In July 2009, we entered into a termination and release agreement with Ms. Wilson effective November 2009 as described above under “Termination and Release Agreement with Named Executive Officer”.

Potential Payments on Termination or Change-In-Control

The following table describes the potential payments and benefits under our compensation and benefit plans and arrangements to which the named executive officers would be entitled upon termination of employment or change-in-control. The payments described in the table are based on the assumption that the termination of employment or change-in-control occurred on December 31, 2009.

			Continuation	Acceleration
			of Medical	of Awards
			Benefits	Under Equity	Excise	Total
		Cash	(present	and Incentive	Tax	Termination
	Termination Event	Severance	value)	Plan	Gross-Up	Payments
Name	(a)	($)	($)	($)(b)	($)	($)(c)
Mr. Holmes	Voluntary Retirement, Resignation or Involuntary Termination	0	360,880	0	N/A	360,880

	Death or Disability	0	360,880	15,705,195	N/A	16,066,075

	Termination without Cause or Constructive Discharge	9,732,450	360,880	15,705,195	N/A	25,798,525

	Change-in-Control	9,732,450	360,880	15,705,195	N/A	25,798,525

Mr. Ballotti	Voluntary Retirement, Resignation or Involuntary Termination	0	N/A	0	N/A	0

	Death or Disability	0	N/A	6,126,167	N/A	6,126,167

	Termination without Cause or Constructive Discharge	2,200,000	N/A	2,008,166	N/A	4,208,166

	Change-in-Control	2,200,000	N/A	6,126,167	N/A	8,326,167

Mr. Danziger	Voluntary Retirement, Resignation or Involuntary Termination	0	N/A	0	N/A	0

	Death or Disability	0	N/A	7,408,657	N/A	7,408,657

	Termination without Cause or Constructive Discharge	2,000,000	N/A	2,351,892	N/A	4,351,892

	Change-in-Control	2,000,000	N/A	7,408,657	N/A	9,408,657

Mr. Hanning	Voluntary Retirement, Resignation or Involuntary Termination	0	N/A	0	N/A	0

	Death or Disability	0	N/A	7,125,288	N/A	7,125,288

	Termination without Cause or Constructive Discharge	2,532,000	N/A	2,621,011	N/A	5,153,011

	Change-in-Control	2,532,000	N/A	7,125,288	N/A	9,657,288

Mr. Conforti	Voluntary Retirement, Resignation or Involuntary Termination	0	N/A	0	N/A	0

	Death or Disability	0	N/A	1,987,834	N/A	1,987,834

	Termination without Cause or Constructive Discharge	2,100,000	N/A	496,948	N/A	2,596,948

	Change-in-Control	2,100,000	N/A	1,987,834	N/A	4,087,834

(a)	Cash severance payable upon a change-in-control for the named executive officers assumes that the employment of such executives was terminated on a change-in-control as a termination without cause or constructive discharge.

(b)	Calculated using closing price of our common stock on the New York Stock Exchange on December 31, 2009 of $20.17.

(c)	Amounts do not reflect whether any reduction in payments would apply by virtue of the golden parachute rules under Sections 280G and 4999 of the Code.

Accrued Pay.  The amounts shown in the table above do not include payments and benefits, including accrued salary and annual incentive compensation, to the extent they are provided on a non-discriminatory basis to salaried employees generally upon termination of employment.

Deferred Compensation.  The amounts shown in the table do not include distributions of aggregate balances under the Officer Deferred Compensation Plan. Those amounts are shown in the 2009 Deferred Compensation Table above.

Covered Terminations.  The table assumes a termination of employment that is eligible for severance or other benefits under the terms of the named executive officers’ employment agreement and our Equity and Incentive Plan.

•	A termination of an executive officer is for cause if it is for any of the following reasons: the executive’s willful failure to substantially perform his duties as our employee (other than any such failure resulting from incapacity due to physical or mental illness); any act of fraud, misappropriation, dishonesty, embezzlement or similar conduct against us or the executive’s conviction of a felony or any crime involving moral turpitude (which conviction, due to the passage of time or otherwise, is not subject to further appeal); the executive’s gross negligence in the performance of his duties; or the executive purposefully or negligently makes (or has been found to have made) a false certification to us pertaining to our financial statements.

•	Subject to the individual employment agreements, an executive suffers a constructive discharge if any of the following occur: any material failure by us to fulfill our obligations under the executive’s employment agreement (including any reduction of base salary or other element of compensation) or any material diminution to the executive’s duties and responsibilities relating to service as an executive officer; the executive’s principal office is relocated to a location more than a specified distance from its original location; or the executive experiences a reduction in title or reporting responsibilities. For Mr. Holmes, constructive discharge also includes our decision not to renew his employment agreement or if he is no longer a member of our Board. For Mr. Hanning, constructive discharge also includes if Mr. Holmes is no longer our CEO.

Continuation of Medical Benefits.  Mr. Holmes’ agreement provides Mr. Holmes and his dependents with medical benefits through his age 75 regardless of the termination event. The actuarial assumptions used to calculate continued medical benefits for Mr. Holmes include a discount rate of 6%; no mortality assumptions for Mr. Holmes, his spouse or children; and standard pre-retirement and post-retirement per capita costs for Mr. Holmes and his spouse and standard per capita costs for Mr. Holmes’ children.

Acceleration of Awards Under Equity and Incentive Plan.  Grants made to all eligible employees, including the named executive officers, under our Equity and Incentive Plan, fully vest on a change-in-control. Under the individual agreements for awards, all awards fully vest on the death or disability of the named executive officer. The table does not reflect a reduction in shares that would be withheld for taxes on vesting.

Payments Upon Change-in-Control Alone.  For our named executive officers, severance payments in connection with a change-in-control are made only if the executive suffers a covered termination of employment. The table assumes that the employment of these executives was terminated on a change-in-control as a constructive discharge or termination without cause. Grants made under our Equity and Incentive Plan fully vest on a change-in-control whether or not the executive’s employment is terminated.

Related Party Transactions

For 2009, certain affiliates of Barclays Global Investors which, prior to December 1, 2009, beneficially owned approximately 5.85% of our common stock, performed various commercial banking, investment banking and other financial advisory services for us and our subsidiaries for which they received customary fees and expenses. We estimate the fees paid to Barclays Global Investors by us in 2009 were less than $5.1 million. We have been advised that BlackRock, Inc. acquired Barclays Global

Investors on December 1, 2009. As a result, BlackRock, Inc. now beneficially owns approximately 5.85% of our common stock.

A member of Mr. Hanning’s family is a member of a law firm which has provided and continues to provide services to our vacation ownership business. Fees and expenses paid for such services were approximately $212,309 in 2009 based on the firm’s customary rates.

Another member of Mr. Hanning’s family currently serves as a Senior Vice President, Sales of our vacation ownership business. This individual was hired in 1981, prior to Mr. Hanning’s employment. In 2009, this individual received total cash compensation consisting of base salary, commission and bonuses of $773,693 and was granted 39,750 restricted stock units. All compensation and incentive awards were paid and awarded on a basis consistent with that applied to our other associates.

RATIFICATION OF THE APPOINTMENT OF THE INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

The Audit Committee has selected Deloitte & Touche LLP as our independent registered public accounting firm to conduct an integrated audit of our consolidated financial statements and internal control over financial reporting for fiscal year 2010. The Board seeks an indication from shareholders of their approval or disapproval of the Audit Committee’s appointment of Deloitte & Touche LLP as independent registered public accounting firm (auditors) for fiscal year 2010.

Deloitte & Touche LLP served as our independent registered public accounting firm for 2009. No relationship exists between Deloitte & Touche LLP and us other than the usual relationship between auditor and client. Representatives of Deloitte & Touche LLP will be present at the annual meeting of shareholders and available to respond to questions and will have the opportunity to make a statement if such representatives desire to do so.

Disclosure About Fees

The following table presents fees for professional audit services billed by Deloitte & Touche LLP for the integrated audit of our financial statements and internal control over financial reporting for the fiscal years ended December 31, 2009 and 2008, and as well as fees billed for other services rendered by Deloitte & Touche LLP during those periods.

Type of Fees	2009	2008
Audit Fees	$6,564,226	$8,567,897
Audit-Related Fees	$516,773	$383,527
Tax Fees	$1,911,747	$1,888,965
All Other Fees	$0	$48,438

Total	$8,992,745	$10,888,827

In the above table, in accordance with the SEC’s definitions and rules, audit fees are fees billed for the integrated audit of our annual financial statements and internal control over financial reporting included in our Form 10-K for fiscal year 2009, review of interim financial statements included in our Form 10-Qs for the quarters ended March 31, June 30 and September 30, 2009 and for services that are normally provided by the auditor in connection with statutory and regulatory filings or engagements. Audit fees for 2008 include approximately $800,000 related to the 2007 audit. Audit-related fees are fees billed for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements; tax fees are fees billed for tax compliance, tax advice and tax planning; and all other fees are fees billed for any services not included in the first three categories.

Pre-Approval of Audit and Non-Audit Services

Under the Audit Committee charter, among its other duties, the Audit Committee is responsible for the pre-approval of all audit and permissible non-audit services to be performed for us by our independent registered public accounting firm. The Audit Committee has established a policy regarding pre-approval of all audit and non-audit services provided by the independent registered public accounting firm. Under the policy, the Audit Committee pre-approves on an annual basis all audit, audit-related and tax services to be provided by the independent registered public accounting firm. On an ongoing basis, management communicates specific projects and categories of service other than relating to audit, audit-related and tax services for which the advance approval of the Audit Committee is requested. The Audit Committee reviews these requests and advises management if the Audit Committee approves the engagement of the independent registered public accounting firm. On a quarterly basis, management reports to the Audit Committee regarding the actual fees incurred for all services provided by the independent registered public accounting firm. For 2009, all of the audit, audit-related, tax and all other fees listed in the table above were pre-approved by the Audit Committee.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE
FOR THE ADOPTION OF THE PROPOSAL
TO RATIFY THE APPOINTMENT OF THE
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

PROPOSAL TO APPROVE AN AMENDMENT
TO THE WYNDHAM WORLDWIDE CORPORATION
2006 EQUITY AND INCENTIVE PLAN
(AMENDED AND RESTATED AS OF MAY 12, 2009)

General

Our shareholders are being asked to approve an amendment to the Wyndham Worldwide Corporation 2006 Equity and Incentive Plan (amended and restated as of May 12, 2009) (the Plan).

The amendment was approved by the Board on March 26, 2010, subject to approval of our shareholders at the annual meeting. The amendment is intended to provide greater performance incentives to our CEO, to ensure that any payment to our CEO at maximum levels as annual incentive compensation, referred to as our “Annual Incentive Program” under the Plan, with respect to years after 2010 would be deductible to Wyndham Worldwide under Section 162(m) of the Code (as described in greater detail below) and to bring the annual payment limits under the Annual Incentive Program component of the Plan in line with similar plans sponsored by our peer group companies. Accordingly, the amendment would increase the maximum value of aggregate payments under the Annual Incentive Program to any individual Plan participant during any Plan year from $3 million to $10 million. Other than with respect to this change, the Plan will remain unchanged from the amended and restated version approved by our shareholders at our 2009 Annual Meeting of Shareholders.

The purpose of the Plan is to afford an incentive to our non-employee Directors, selected officers and other employees, advisors and consultants to continue in their respective roles, to increase their efforts on behalf of us and our affiliates and to promote the success of our business. The Plan includes both a Long- Term Incentive Program and an Annual Incentive Program pursuant to each of which the Committee is authorized to grant stock- and cash-based awards to participants in the Plan under such terms and conditions as deemed by the Committee to be consistent with the purposes of the Plan.

The Plan is intended to exempt awards granted thereunder from the corporate tax deduction limits under Section 162(m) of the Code, such that incentive awards granted under the Plan to certain of our named executive officers may qualify as deductible performance-based compensation under Section 162(m) of the Code. Section 162(m) of the Code otherwise generally disallows the corporate tax deduction for certain compensation paid in excess of $1 million annually to each of the chief executive officer and the three other most highly paid executive officers of publicly-held companies (other than the chief financial officer).

Awards granted under the Annual Incentive Program may be granted with value and payment contingent upon performance goals, so long as such goals relate to periods of performance of one calendar year or less. The Committee may designate an award granted under the Annual Incentive Program as “performance-based compensation” under Section 162(m) of the Code by conditioning the award or the lapse of restrictions on the achievement of performance goals; provided that the Committee establishes the objective performance goals at such time required under Section 162(m) of the Code and while the outcome of the performance goals are substantially uncertain.

The Board recommends that shareholders approve the amendment to the Plan. If the requisite shareholder approval of the amendment is not obtained, the amendment will not take effect. If such approval is not obtained, we may continue to grant awards under the Plan in accordance with its current terms. Our CEO has been granted an award under the Annual Incentive Program in respect of the 2010 Plan year that, if the applicable performance goals are achieved at maximum levels, exceeds $3 million in value. If shareholder approval of the amendment to the Plan is not obtained, the award under the Plan would be capped at $3 million.

The following section summarizes the Plan, as amended, and is qualified in its entirety by the full text of the Plan, which is incorporated by reference to Exhibit 10.1 to Wyndham Worldwide’s Form 8-K filed May 18, 2009, and by the full text of the amendment to the Plan, which is included in Appendix A to this proxy statement.

Description of the Plan (reflecting the amendment)

Types of Awards.  The Plan provides for the grant of options (including incentive stock options and nonqualified stock options), stock appreciation rights (SARs), restricted stock, restricted stock units (RSUs) and other stock- and cash-based awards.

Eligibility.  Non-employee Directors, selected officers and other employees, advisors and consultants of Wyndham Worldwide and our affiliates are selected by our Board or the committee established by the Board to administer the Plan (references herein to “Committee” mean such committee established by the Board or, if no such committee is established, such references shall be references to the Board) for participation in the Plan. Currently, there are six non-employee Directors, approximately 400 officers and other employees and no advisors or consultants who are eligible to receive any of the foregoing equity-based or cash-based awards.

Administration.  The Plan is administered by the Committee which satisfies the provisions of Rule 16b-3 of the Securities Exchange Act of 1934, as amended (Exchange Act), Code Section 162(m) and applicable stock exchange rules. Currently, the Compensation Committee of the Board serves as the Committee under the Plan.

The Committee has the authority, among other things, to determine who will be granted awards and all of the terms and conditions of the awards. The Committee is also authorized to determine performance goals (if applicable), to determine to what extent an award may be settled, cancelled, forfeited, exchanged or surrendered, to interpret the Plan and any awards granted thereunder and to make all other determinations necessary or advisable for the administration of the Plan. Where the vesting or payment of an award under the Plan is subject to the attainment of performance goals, the Committee is responsible for certifying that the performance goals have been attained. Except in connection with a corporate transaction involving us, the Committee does not have the authority under the Plan to amend the terms of outstanding awards to reduce the exercise price of outstanding options or SARs or replace or cancel outstanding options or SARs in exchange for cash, other awards or options or SARs with an exercise price that is less than the exercise price of the original options or SARs without the approval of our shareholders.

Stock Subject to the Plan.  The maximum number of shares of common stock reserved for the grants of awards under the Plan, including all shares to be issued pursuant to our Non-Employee Directors Deferred Compensation Plan, Savings Restoration Plan and Officer Deferred Compensation Plan, is currently 36.7 million shares. The Plan also places limits on the maximum amount of awards, and types thereof that may be granted to any participant in any calendar year.

None of the individual participant share limits have been increased as a result of the amendment to the Plan. All share limits in the Plan, including the maximum number of shares reserved under the Plan are subject to adjustments as provided in the Plan in the event of a stock split, reorganization, merger, consolidation or other similar events affecting our capitalization.

Terms of Awards and Performance Goals.  Except as set forth otherwise in the Plan or as may be determined by the Committee, each award granted under the Plan will be evidenced by an award agreement containing such terms and conditions as determined by the Committee in a manner consistent with the purposes of the Plan, including whether the vesting or payment of an award will be subject to the attainment of performance goals.

The performance goals that may be applicable to awards granted under the Plan will be based upon one or more of the following criteria, applied to one or more of us or our affiliates or one of our divisions or strategic business units and determined in accordance with generally accepted accounting principles where applicable:

•	pre-tax income or after-tax income;

•	pre-tax or after-tax profits;

•	income or earnings including operating income, earnings before or after taxes, earnings before interest, taxes, deprecation and amortization, earnings before or after interest, depreciation, amortization, or extraordinary or special items, or any combination of any or all of the foregoing;

•	net income excluding amortization of intangible assets, depreciation and impairment of goodwill and intangible assets and/or excluding charges attributable to the adoption of new accounting pronouncements;

•	earnings or book value per share (basic or diluted);

•	return on assets (gross or net), return on investment, return on capital, return on invested capital or return on equity;

•	return on revenues;

•	cash flow, free cash flow, cash flow return on investment (discounted or otherwise), net cash provided by operations, or cash flow in excess of cost of capital;

•	economic value created;

•	operating margin or profit margin (gross or net);

•	stock price or total shareholder return;

•	income or earnings from continuing operations;

•	after-tax or pre-tax return on shareholders’ equity;

•	growth in the value of an investment in our common stock assuming the reinvestment of dividends;

•	operating profits or net operating profits;

•	working capital;

•	gross or net sales, revenue and growth of sales revenue (either before or after cost of goods, selling and general administrative expenses, and any other expenses or interest);

•	cost targets, reductions and savings (including, without limitation, the achievement of a certain level of, reduction of, or other specified objectives with regard to limiting the level of increase in, all or a portion of, our bank debt or our other long-term or short-term public or private debt or other similar financial obligations, which may be calculated net of such cash balances and/or other offsets and adjustments as may be established by the Committee), expense management, productivity and efficiencies;

•	strategic business criteria, consisting of one or more objectives based on meeting specified market penetration or market share, geographic business expansion, customer satisfaction, employee satisfaction, human resources management, supervision of litigation, information technology, and goals relating to divestitures, joint ventures and similar transactions; and

•	any combination of the foregoing.

To the extent permitted by law, the Committee may equitably adjust the performance goals based on certain events specified in the Plan, including for example, unusual or non-recurring events.

Long-Term Incentive Program

Options.  Stock options granted under the Plan may be incentive stock options or nonqualified stock options. The exercise price of stock purchasable under an option granted under the Plan will be determined by the Committee but will not be less than the fair market value of our common stock on the date of grant (subject to the terms of the Plan regarding awards granted in connection with the equitable adjustment by Cendant Corporation of certain awards previously granted to a participant).

The exercise price of an option generally may be paid in cash, exchange of stock previously owned, through a “broker cashless exercise” or a combination thereof, or if permitted in an award agreement, by withholding shares of common stock.

Stock Appreciation Rights.  Unless the Committee determines otherwise, a SAR granted in tandem with a nonqualified stock option may be granted at the time of grant of the related option or at any time thereafter or granted in tandem with an incentive stock option may only be granted at the time of grant of the related option. A SAR granted in tandem with an option will be exercisable only to the extent the underlying option is exercisable. A SAR confers on the participant the right to receive an amount with respect to each share subject thereto, upon exercise thereof, equal to the excess of the fair market value of one share of our common stock on the date of exercise over the grant price of the SAR. The grant price per share of stock subject to a SAR is determined by the Committee at grant, provided that the per share grant price of a SAR, whether or not it is granted in tandem with an option, may not be less than 100% of the fair market value of the stock at the time of grant.

Exercisability of Options and SARS.  Options and SARs will be exercisable over the exercise period (which may not exceed ten years), at such times and upon such conditions as the Committee may determine, as reflected in the applicable award agreement; provided, that the Committee will have the authority to accelerate the exercisability of any outstanding option or SAR. An option or SAR may not be exercised unless the grantee of such option or SAR is then a director of, in the employ of, or providing services to, us or our affiliates and unless the grantee has remained continuously so employed, or continuously maintained such relationship, since the date of grant of such award; provided, that the applicable award agreement may contain provisions extending the exercisability of options and SARs, in the event of specified terminations of employment or service, to a date not later than the expiration date of such award.

Restricted Stock.  A restricted stock award granted under the Plan will consist of shares of our common stock and will be subject to such restrictions on transferability and other restrictions, if any, as the Committee may impose. Except to the extent restricted under an award agreement, a participant granted restricted stock will have all of the rights of a shareholder including, without limitation, the right to vote the restricted stock and the right to receive dividends thereon.

Restricted Stock Units.  An RSU is an award of a right to receive stock or cash, as determined by the Committee at the end of a specified restricted period. The Committee may award dividend equivalents relating to RSUs on terms and conditions as it determines.

We issue RSUs pursuant to the Plan for the purpose of fulfilling our obligations under our Non-Employee Directors Deferred Compensation Plan; provided, that certain terms and conditions of the grant and payment of such RSUs set forth in the Non-Employee Directors Deferred Compensation Plan will supersede the terms generally applicable to RSUs granted under the Plan. Such RSUs granted pursuant to the Non-Employee Directors Deferred Compensation Plan need not be evidenced by an award agreement. We issue RSUs payable only in stock (unless the Committee determines otherwise) pursuant to our non-employee Director compensation program, and will issue stock in settlement of such RSUs in accordance with such program and the terms of the Plan.

Performance-Based Restricted Stock and RSUs.  The Committee may place restrictions on restricted stock and RSUs that will lapse, in whole or in part, only upon the attainment of certain performance goals and may designate an award of restricted stock or RSUs as “performance-based compensation” under Section 162(m) of the Code by conditioning the award or the lapse of restrictions on the achievement of performance goals.

Restrictions.  Options and shares acquired upon exercise of options or SARs or otherwise granted under the Plan may be subject to such other conditions including, but not limited to, restrictions on transferability of such shares as the Committee may prescribe or as may be required by applicable law.

Termination of Employment.  Upon termination of employment with, service to, or termination of the Director or independent contractor relationship with, us or our affiliates during the applicable restriction or deferral period (as applicable), or, with respect to RSUs, upon failure to satisfy any other conditions precedent to the delivery of stock or cash to which such RSUs relate, all restricted stock and RSUs and any accrued but unpaid dividend equivalents that are then subject to deferral or restriction will be forfeited. Notwithstanding the foregoing, the Committee may provide or determine that restrictions or forfeiture conditions relating to restricted stock or RSUs will be waived in whole or in part in the event of termination resulting from specified causes, and the Committee may in other cases waive in whole or in part the forfeiture of restricted stock or RSUs; provided that, any such awards that are intended to comply with Section 162(m) of the Code will be based on the actual achievement of the performance goals through the date of such termination.

Converted Cendant Awards.  The Plan governs conversion options and stock awards that were granted under the Plan as a result of the equitable adjustment by Cendant Corporation of certain stock options and RSU awards previously granted to participants by Cendant Corporation.

Other Stock- or Cash-Based Awards.  The Plan provides for other stock- and cash-based awards, the form and terms of which are determined by the Committee. The value and payment of these awards may be contingent upon performance goals, and the Committee may designate an other stock- or cash-based award as “performance-based compensation” under Section 162(m) of the Code by conditioning the award or the lapse of restrictions on the achievement of performance goals so long as such goals relate to periods of performance in excess of one calendar year. The maximum value of the aggregate payment that any grantee may receive pursuant to any such award in respect of any calendar year is $1 million, which reflects the limit in effect prior to the amendment and restatement of the Plan. Payments earned with respect to such awards may be decreased or, with respect to certain grantees, increased in the sole discretion of the Committee based on such factors as it deems appropriate.

Annual Incentive Program

In addition to awards granted under our Long-Term Incentive Program, the Committee is authorized to grant stock-and cash-based awards pursuant to our Annual Incentive Program, under such terms and conditions as deemed by the Committee to be consistent with the purposes of the Plan. Awards granted under the Annual Incentive Program may be granted with value and payment contingent upon performance goals, so long as such goals relate to periods of performance of one calendar year or less. The Committee may designate an award granted under the Annual Incentive Program as “performance-based compensation” under Section 162(m) of the Code by conditioning the award or the lapse of restrictions on the achievement of performance goals; provided that the Committee shall establish the objective performance goals at such time required under Section 162(m) of the Code and while the outcome of the performance goals are substantially uncertain. Grantees will be selected by the Committee with respect to participation for a calendar year. If the proposed amendment is approved by our shareholders, the maximum value of the aggregate payment that any grantee may receive under the Annual Incentive Program in respect of any calendar year will be increased from $3 million to $10 million. Payments earned with respect to awards granted under the Annual Incentive Program may be decreased or, with respect to certain grantees who are not Covered Employees (as defined in the Plan), increased in the sole discretion of the Committee based on such factors as it deems appropriate.

Change in Control

The Plan provides that, unless otherwise determined by the Committee at the time of grant and evidenced in the applicable award agreement, in the event of a “change in control” (as defined in the Plan), (i) any exercisable award granted under the Plan that was not previously vested and exercisable will become fully vested and exercisable and (ii) the restrictions, deferral limitations, payment conditions, and forfeiture conditions applicable to any other awards granted under the Plan will lapse and such awards will be deemed fully vested, and any performance conditions imposed with respect to awards will be deemed to be fully achieved.

Term; Amendment

No awards will be made under the Plan following the tenth anniversary of March 30, 2009. Awards that are intended to be “performance-based” under Section 162(m) of the Code will not be made after the fifth anniversary of the date of the last shareholder approval of the performance goals in the Plan as described above (i.e., May 12, 2014). Our Board may alter, amend, suspend or terminate the Plan at any time, provided, that any amendment or termination does not adversely affect any rights of a grantee under any award theretofore granted without such grantee’s consent. An amendment that requires shareholder approval in order for the Plan to continue to comply with any applicable law, regulation or stock exchange requirement will not be effective unless approved by the requisite vote of shareholders.

New Plan Benefits

Future grants under the Plan will be made at the discretion of the Committee and, accordingly, are not yet determinable. In addition, the value of the awards granted under the Plan will depend on a number of factors, including the fair market value of our common stock on future dates and the exercise decisions made by the participants. Consequently, it is not possible to determine the benefits that might be received by participants receiving discretionary grants under the Plan. In early 2010, the Committee set goals and targets for our CEO for the 2010 Plan year under the Annual Incentive Program under the Plan, amounts payable in respect of which will be deductible up to $3 million. Concurrently, the Committee set goals for our CEO for 2010 with maximum target levels that, if achieved, would result in payments at incremental levels in excess of $3 million, which incremental amounts would not be deductible by us. If shareholder approval of the amendment to the Plan is obtained, any incremental amounts earned in years after 2010 and until May, 2014, would be deductible by us.

Equity Compensation Plan Information

The following table sets forth, as of December 31, 2009, certain information related to our equity compensation plans.

Securities Authorized for Issuance
Under Equity Compensation Plans as of December 31, 2009

	Number of Securities		Number of Securities Remaining
	to be Issued Upon	Weighted-Average	Available for Future Issuance Under
	Exercise	Exercise Price of	Equity Compensation Plans
	of Outstanding Options,	Outstanding Options,	(Excluding Securities Reflected in
	Warrants and Rights	Warrants and Rights	the First Column)
Equity compensation plans approved by security holders	17.8 million (a)	$31.20 (b)	13.2 million (c	)

Equity compensation plans not approved by security holders	None	Not applicable	Not applicable

(a)	Consists of shares issuable upon exercise of outstanding stock options, stock settled stock appreciation rights and restricted stock units under the 2006 Equity and Incentive Plan (amended and restated as of May 12, 2009).

(b)	Consists of weighted-average exercise price of outstanding stock options and stock settled stock appreciation rights.

(c)	Consists of shares available for future grants under the 2006 Equity and Incentive Plan (amended and restated as of May 12, 2009).

Certain U.S. Federal Income Tax Consequences

The following summary is intended as a general guide to the United States federal income tax consequences relating to the issuance and exercise of stock options granted under the Plan based on applicable statutory provisions as of the date of this proxy statement, which are subject to change at any time and may vary in individual circumstances. Therefore, the following is designed to provide a general understanding of the federal income tax consequences but does not attempt to describe all possible federal or other tax consequences of such grants or tax consequences based on particular circumstances (state, local, estate and other tax consequences are not addressed below). This discussion is limited to the U.S. federal income tax consequences to individuals who are citizens or residents of the U.S., other than those individuals who are taxed on a residence basis in a foreign country.

Incentive Stock Options.  An optionee generally recognizes no taxable income for regular income tax purposes as the result of the grant or exercise of an incentive stock option qualifying under Section 422 of the Code (unless the optionee is subject to the alternative minimum tax) nor are we entitled to a deduction. Optionees who neither dispose of their shares acquired upon the exercise of an incentive stock option (ISO Shares) within two years after the stock option grant date nor within one year after the exercise date and who satisfy all of the other requirements of an incentive stock option, normally will recognize a long-term capital gain or loss equal to the difference, if any, between the sale price and the exercise price of the ISO Shares. If an optionee disposes of the ISO Shares within two years after the stock option grant date or within one year after the exercise date (each a disqualifying disposition), the optionee will realize ordinary income at the time of the disposition in an amount equal to the lesser of: the fair market value of the ISO Shares at the time of exercise (or, with respect to officers, the date that sale of such stock would not create liability, referred to as Section 16(b) liability, under Section 16(b) of the Exchange Act) minus the exercise price and the amount realized on such disqualifying disposition minus the exercise price of the ISO Shares. Any additional gain will be capital gain, taxed at a rate that depends upon the amount of time the ISO Shares were held by the optionee. A capital gain will be long-term if the optionee’s holding period is more than 12 months. We will generally be entitled to a deduction in connection with the disposition of the ISO Shares only to the extent that the optionee recognizes ordinary income on a disqualifying disposition of the ISO Shares.

An award agreement may provide that an optionee may pay for common stock received upon the exercise of an option (including an incentive stock option) with other shares of common stock. In general, an optionee’s transfer of stock acquired pursuant to the exercise of an incentive stock option, to acquire other stock in connection with the exercise of an incentive stock option may result in ordinary income if the transferred stock has not met the minimum statutory holding period necessary for favorable tax treatment as an incentive stock option. For example, if an optionee exercises an incentive stock option and uses the stock so acquired to exercise another incentive stock option within the two-year or one-year holding periods discussed above, the optionee may realize ordinary income under the rules summarized above.

Nonqualified Stock Options.  An optionee generally recognizes no taxable income as the result of the grant of a nonqualified stock option. Upon the exercise of a nonqualified stock option, the optionee normally recognizes ordinary income equal to the difference between the stock option exercise price and the fair market value of the shares on the exercise date. If the optionee is one of our employees, such ordinary income generally is subject to withholding of income and employment taxes. The tax basis of the stock acquired upon the exercise of any option will be equal to the sum of the exercise price of such option and the amount included in income with respect to such option. Upon the sale of stock acquired by the exercise of a nonqualified stock option, any subsequent gain or loss, generally based on the difference between the sale price and the tax basis of the stock acquired on exercise, will be taxed as capital gain or loss. A capital gain or loss will be long-term if the optionee’s holding period is more than 12 months which is measured from the date of exercise. We generally should be entitled to a deduction equal to the amount of ordinary income recognized by the optionee as a result of the exercise of a nonqualified stock option, except to the extent such deduction is limited by Section 280G and 162(m) of the Code (as described below).

Certain Other Tax Issues.  In addition, (i) any of our officers subject to Section 16(b) liability may be subject to special rules regarding the income tax consequences concerning their awards; (ii) any entitlement to a tax deduction on our part is subject to the applicable federal tax rules (including, without limitation, Section 162(m) of the Code regarding the $1 million limitation on deductible compensation); (iii) in the event that the exercisability or vesting of any award is accelerated because of a change in control, payments relating to the awards (or a portion thereof), either alone or together with certain other payments, may constitute parachute payments under Section 280G of the Code, which excess amounts may be subject to excise taxes and may be nondeductible by us; and (iv) the exercise of an incentive stock option may have implications in the computation of alternative minimum taxable income.

In general, Section 162(m) of the Code denies a publicly held corporation a deduction for federal income tax purposes for compensation in excess of $1 million per year per person to its chief executive officer and certain of its other named executive officers, subject to certain exceptions. Options and SARs will generally qualify under one of these exceptions if they are granted under a plan that states the maximum number of shares with respect to which options and SARs may be granted to any individual during a specified period and the plan (including any subsequent material amendments thereto) under which the options and SARs are granted is approved by shareholders and is administered by a compensation committee comprised of outside directors. The Plan is intended to satisfy these requirements with respect to options, SARs and cash-based awards. The Plan provides that awards of restricted stock, RSUs and other stock-based awards under the Plan may or may not be designed in a manner that satisfies the exception for performance-based compensation under Section 162(m) of the Code.

Code Section 409A provides that all amounts deferred under a nonqualified deferred compensation plan are includible in a participant’s gross income to the extent such amounts are not subject to a substantial risk of forfeiture, unless certain requirements are satisfied. If the requirements are not satisfied, in addition to current income inclusion, interest at the underpayment rate plus 1% will be imposed on the participant’s underpayments that would have occurred had the deferred compensation been includible in gross income for the taxable year in which first deferred or, if later, the first taxable year in which such deferred compensation is not subject to a substantial risk of forfeiture. The amount required to be included in income is also subject to an additional 20% tax. While most awards under the Plan are anticipated to be exempt from the requirements of Code Section 409A, awards not exempt from Code Section 409A are intended to comply with Code Section 409A.

Required Vote

The approval of this proposal requires the affirmative vote of a majority of the shares of our common stock present, in person or by proxy, and entitled to vote on the proposal.

THE BOARD OF DIRECTORS UNANIMOUSLY
RECOMMENDS A VOTE FOR
THE PROPOSAL TO APPROVE AN AMENDMENT TO
THE WYNDHAM WORLDWIDE CORPORATION
2006 EQUITY AND INCENTIVE PLAN
(AMENDED AND RESTATED AS OF MAY 12, 2009)

APPENDIX A

AMENDMENT TO THE WYNDHAM WORLDWIDE CORPORATION

2006 EQUITY AND INCENTIVE PLAN

(AMENDED AND RESTATED AS OF MAY 12, 2009)

WHEREAS, Wyndham Worldwide Corporation (the “Company”) maintains the Wyndham Worldwide Corporation 2006 Equity and Incentive Plan (amended and restated as of May 12, 2009) (the “Plan”);

WHEREAS, pursuant to Section 8(d)(ii) of the Plan, the Board of Directors of the Company (the “Board”) may at any time, and from time to time, amend, in whole or in part, any or all of the provisions of the Plan, subject to the approval of the Company’s stockholders in certain instances specified in the Plan; and

WHEREAS, the Board desires to amend the Plan as set forth herein, subject to the approval of the Company’s stockholders at the 2010 annual meeting of stockholders.

NOW, THEREFORE, pursuant to Section 7(d)(ii) of the Plan, effective as of March 26, 2010, the Plan is hereby amended as follows, subject to the approval of the Company’s stockholders as noted herein:

Subject to the approval of the Company’s stockholders at the 2010 annual meeting of stockholders, the fifth sentence of Section 6(c) of the Plan is hereby amended in its entirety to read as follows:

“The maximum value of the aggregate payment that any Grantee may receive under the Annual Incentive Program in respect of any Plan Year is $10 million.”

IN WITNESS WHEREOF, the Company has caused this instrument to be signed by its officer or representative duly authorized by the Board on this 26th day of March, 2010.

WYNDHAM WORLDWIDE CORPORATION

By:	/s/ Scott G. McLester

Scott G. McLester
Executive Vice President,
General Counsel and Corporate Secretary

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VOTE BY INTERNET — www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. WYNDHAM WORLDWIDE CORPORATION ATTN: EVA POGORZELSKA Electronic Delivery of Future PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. 22 SYVAN WAY PARSIPPANY, NJ 07054 VOTE BY PHONE — 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. For Withhold For All Except To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the All All The Board of Directors recommends that you vote FOR the following: nnee(s) on the line below. omi 0 0 0 1. Election of Directors Nominees 01 Honourable B. Mulroney 02 Michael H. Wargotz The Board of Directors recommends you vote FOR the following proposal(s): 2 To ratify the appointment of Deloitte & Touche LLP to serve as our independent registered public accounting firm for fiscal year 2010; and 3 To approve the amendment of the Wyndham Worldwide Corporation 2006 Equity and Incentive Plan (as amended and restated as of May 12, 2009). NOTE: To transact any other business that may be properly brought before the meeting or any adjournment or postponement of the meeting. For 0 0 Against 0 0 Abstain 0 0 NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. Yes 0 No 0 HOUSEHOLDING ELECTION — Please indicate if you consent to receive certain future investor communications in a single package per household. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date 00000599201 R2.09.05.010

00000599202 R2.09.05.000000599202 R2.09.05.010 Continued and to be signed on reverse side Continued and to be signed on reverse side Avis Budget Group, Inc. Employee Stock Purchase Plan Voting Instructions Avis Budget Group, Inc. Employee Stock Purchase Plan Voting Instructions When casting your vote, you are directing the trustee of the Avis Budget Group, Inc. Employee Stock Purchase Plan to vote the Wyndham Worldwide Corporation shares credited to your account under the Plan as of the Record Date of March 17, 2010 in accordance with your instructions. When casting your vote, you are directing the trustee of the Avis Budget Group, Inc. Employee Stock Purchase Plan to vote the Wyndham Worldwide Corporation shares credited to your account under the Plan as of the Record Date of March 17, 2010 in accordance with your instructions. Wyndham Worldwide Corporation Employee Savings Plan Voting Instructions Wyndham Worldwide Corporation Employee Savings Plan Voting Instructions When casting your vote, you are directing the trustee of the Wyndham Worldwide Corporation Employee Savings Plan to vote the Wyndham Worldwide Corporation shares credited to your account under the Plan as of the Record Date of March 17, 2010 in accordance with your instructions and in accordance with the judgment of the trustee upon other business as may properly come before the meeting and any adjournments or postponements thereof. In addition, you are also affecting the way the trustee will vote shares held in the Plan as of the Record Date of March 17, 2010 that have not been voted by other participants. The trustee will vote these shares in the same proportion as those shares for which timely voting instructions are received. When casting your vote, you are directing the trustee of the Wyndham Worldwide Corporation Employee Savings Plan to vote the Wyndham Worldwide Corporation shares credited to your account under the Plan as of the Record Date of March 17, 2010 in accordance with your instructions and in accordance with the judgment of the trustee upon other business as may properly come before the meeting and any adjournments or postponements thereof. In addition, you are also affecting the way the trustee will vote shares held in the Plan as of the Record Date of March 17, 2010 that have not been voted by other participants. The trustee will vote these shares in the same proportion as those shares for which timely voting instructions are received. WYNDHAM WORLDWIDE CORPORATION WYNDHAM WORLDWIDE CORPORATION Annual Meeting of Shareholders Annual Meeting of Shareholders May 13, 2010 2:00 PM May 13, 2010 2:00 PM This proxy is solicited by the Board of Directors This proxy is solicited by the Board of Directors The undersigned hereby appoints Stephen P. Holmes and Scott G. McLester, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all The undersigned hereby appoints Stephen P. Holmes and Scott G. McLester, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of Wyndham Worldwide Corporation Common Stock which the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Shareholders of the company to be held May 13, 2010 or at any adjournment or postponement thereof, with all powers which the undersigned would possess if present at the Meeting. the shares of Wyndham Worldwide Corporation Common Stock which the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Shareholders of the company to be held May 13, 2010 or at any ad journment or postponement thereof, with all powers which the undersigned would possess if present at the Meeting. Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement, Form 10-K is/are available at www.proxyvote.com.